UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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Beacon Roofing Supply, Inc.

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Beacon Roofing Supply, Inc.

505 Huntmar Park Drive, Suite 300
Herndon, Virginia 20170

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 10, 2017

To the shareholders of Beacon Roofing Supply, Inc.:

The 2017 Annual Meeting of Shareholders of Beacon Roofing Supply, Inc. (the “Company”) will be held at the Ritz-Carlton Hotel, 280 Vanderbilt Beach Road, Naples, FL, 34108 on Friday, February 10, 2017, at 8:00 a.m. local time, for the purpose of considering and voting on the following matters:

(1)	Election of ten members to our Board of Directors to hold office until the 2018 annual meeting of shareholders or until their successors are duly elected and qualified (Proposal No. 1);
(2)	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2017 (Proposal No. 2);
(3)	To approve the compensation for our named executive officers as presented in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in the accompanying proxy statement on a non-binding, advisory basis (Proposal No. 3);
(4)	To determine how often (i.e. every one, two or three years) the Company will include a proposal, similar to Proposal No. 3 above, in our annual proxy statement on a non-binding, advisory basis (Proposal No. 4);
(5)	To approve the Company’s Senior Executive Annual Incentive Plan (Proposal No. 5); and
(6)	The transaction of such other business as may properly come before the annual meeting and any adjournment(s) or postponement(s) thereof.

Although our Board of Directors intends to carefully consider the shareholder votes resulting from Proposals No. 3 and 4, those final votes will not be binding on us and are advisory in nature. All holders of record of shares of Beacon Roofing Supply, Inc. stock (NASDAQ: BECN) at the close of business on December 16, 2016 are entitled to receive notice of the meeting and to vote at the meeting. Your attention is directed to the accompanying proxy statement for further information with respect to the matters to be acted upon at the meeting.

Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors

/s/ Ross D. Cooper

Ross D. Cooper
Secretary
Herndon, Virginia
January 6, 2017

This is an important meeting and all shareholders are invited to attend the meeting in person. Those shareholders who are unable to attend are respectfully urged to execute and return the enclosed proxy card as promptly as possible in the enclosed return envelope. No postage is required if mailed in the United States. Shareholders who execute a proxy card may nevertheless attend the meeting, revoke their proxy and vote their shares in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on February 10, 2017: This proxy statement and the 2016 Annual Report to Stockholders are available at www.edocumentview.com/BECN.

Beacon Roofing Supply, Inc.

505 Huntmar Park Drive, Suite 300
Herndon, Virginia 20170

PROXY STATEMENT

DATE, TIME AND PLACE OF ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Beacon Roofing Supply, Inc. of proxies from the holders of our common stock, par value $.01 per share, for use at our 2017 annual meeting of shareholders to be held at the Ritz-Carlton Hotel, 280 Vanderbilt Beach Road, Naples, FL, 34108 on Friday, February 10, 2017, at 8:00 a.m. local time or at any adjournment(s) or postponement(s) of the annual meeting.

This proxy statement and the enclosed form of proxy are being mailed on or about January 6, 2017 to shareholders of record as of December 16, 2016. Shareholders should review the information provided in this proxy statement in conjunction with our 2016 annual report to shareholders which accompanies this proxy statement. In this proxy statement, we refer to Beacon Roofing Supply, Inc. as “we,” “our” and the “Company.” The proxy statement and annual report to shareholders are also available to be viewed and downloaded at www.edocumentview.com/BECN.

Our principal executive offices are located at 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170.

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ABOUT THE MEETING

What is the date, time and place of the annual meeting?

Beacon Roofing Supply, Inc.’s 2017 Annual Shareholders’ Meeting will be held on Friday, February 10, 2017, beginning at 8:00 a.m., local time, at the Ritz-Carlton Hotel, 280 Vanderbilt Beach Road, Naples, FL 34108.

What is the purpose of the annual meeting?

At the annual meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, consisting of 1) election of directors; 2) ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2017; 3) approval of the compensation of our named executive officers on a non-binding, advisory basis; 4) determination of how often the Company will include a proposal like Proposal No. 3 in its annual proxy statement on a non-binding, advisory basis; 5) approval of the Company’s Senior Executive Annual Incentive Plan; and 6) any other matters that properly come before the meeting.

Who is entitled to vote at the meeting?

Only our shareholders of record at the close of business on December 16, 2016, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares you held on that date at the meeting, or any postponement(s) or adjournment(s) of the meeting. As of the record date, there were 60,009,132 shares of common stock outstanding, all of which are entitled to be voted at the annual meeting.

A list of shareholders will be available at our headquarters at 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170 for a period of ten days prior to the annual meeting and at the annual meeting itself for examination by any shareholder.

What are the voting rights of the holders of our common stock?

Holders of common stock are entitled to one vote per share on each matter that is submitted to shareholders for approval.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of common stock representing a majority of the combined voting power of the outstanding shares of stock on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, there were 60,009,132 shares of common stock outstanding, all of which are entitled to be voted at the annual meeting.

What vote is required to approve each item?

For purposes of electing directors at the annual meeting, the nominees receiving the support of stockholders representing the greatest numbers of shares of common stock present at the meeting, in person or by proxy and entitled to vote, shall be elected as directors. The affirmative vote of a majority of the shares of common stock present at the meeting in person or by proxy and entitled to vote is required for the: ratification of the selection of Ernst & Young LLP; approval of the compensation of our named executive officers; approval of the Senior Executive Annual Incentive Plan; and approval of any other matter that may be submitted to a vote of our shareholders. For purposes of determining how often (i.e. every one, two or three years) the Company will include a proposal on executive compensation in our annual proxy statement, the Company will treat the option receiving the support of the greatest number of shares of common stock present at the meeting in person or by proxy and entitled to vote as the option approved by shareholders.

Although our Board of Directors intends to carefully consider the shareholder votes on the compensation of our named executive officers and whether we should have such a proposal every one, two or three years, those final votes will not be binding on us and are advisory in nature.

The inspector of election for the annual meeting shall determine the number of shares of common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall count and tabulate ballots and votes and determine the results thereof. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum. A “broker non-vote” will occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that proposal and has not received instructions from the beneficial owner. Broker non-votes will not be counted as votes cast “for” or votes “withheld” for the election of directors. On other matters submitted for a vote, broker non-votes will not be considered in tallying votes cast, and abstentions will be treated as a vote “against,” except in the case of Proposal No. 4, where an abstention will have no effect. If less than a majority of the combined voting power of the outstanding shares of common stock is represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting from time to time without further notice.

What are the Board’s recommendations?

As more fully discussed under Summary of Business Matters to be Voted On, our Board of Directors recommends a vote FOR the election of the respective nominees for director named in this proxy statement; FOR the ratification of the selection of Ernst & Young LLP; FOR approval of the executive compensation; and FOR an advisory vote on executive officer compensation every year; and FOR the approval of the Senior Executive Annual Incentive Plan.

Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth below) will be voted (1) FOR the election of the respective nominees for director named in this proxy statement; (2) FOR the ratification of the selection of Ernst & Young LLP; (3) FOR the approval of the compensation of our named executive officers; (4) FOR an advisory vote on executive officer compensation every year; (5) FOR the approval of the Senior Executive Annual Incentive Plan; and (6) in accordance with the recommendation of our Board of Directors, FOR or AGAINST all other matters as may properly come before the annual meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, such shares will be voted in accordance with the specification made.

How do I vote?

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote using the enclosed proxy card. Voting instructions are provided on the proxy card contained in the proxy materials.

If you are a street name holder (that is, if you hold your shares through a bank, broker or other holder of record), you must vote in accordance with the voting instruction form provided by your bank, broker or other holder of record. The availability of telephone or internet voting will depend upon your bank’s, broker’s, or other holder of record’s voting process.

If you come to the Annual Meeting, you can, of course, vote in person. If you are a street name holder and wish to vote at the meeting, you must first obtain a proxy from your bank, broker or other holder of record authorizing you to vote.

Can I change my vote after I return my proxy card?

Yes. The giving of a proxy does not eliminate the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise of that proxy, by voting in person at the annual meeting, by filing a written revocation or duly executed proxy bearing a later date with our Secretary at our headquarters.

Who pays for costs relating to the proxy materials and annual meeting of shareholders?

The costs of preparing, assembling and mailing this proxy statement, the Notice of Annual Meeting of Shareholders and the enclosed Annual Report and proxy card, along with the cost of posting the proxy materials on a website, are to be borne by us. In addition to the use of mail, our directors, officers and employees may solicit proxies personally and by telephone, e-mail, facsimile and other electronic means. They will receive no compensation in addition to their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. We may reimburse these persons for their expenses in so doing.

STOCK OWNERSHIP

Who are the largest owners of our stock? How much stock do our directors and executive officers own?

The following table shows information regarding the beneficial ownership of our common stock for the following:

•	Each shareholder known by us to beneficially own more than 5% of our common stock;
•	Each of our directors;
•	Each executive officer named in the Summary Compensation Table in “Executive Compensation;” and
•	All directors and executive officers as a group.

All information is as of the record date, except as noted otherwise.

	Common Stock Beneficially Owned(1)
Name and Address of Beneficial Owners	Shares	Percent
Shareholders owning more than 5% of our common stock:
The Vanguard Group(2) 100 Vanguard Boulevard Malvern, PA 19355	3,775,678	6.3%
Riverbridge Partners LLC(3) 80 South Eighth Street, Suite 1200 Minneapolis, MN 55402	3,406,130	5.7%
BlackRock, Inc.(4) 40 East 52nd Street New York, NY 10022	3,286,421	5.5%
Directors and executive officers:
Robert R. Buck(5)	47,112	*
Paul M. Isabella(6)	294,825	*
Joseph M. Nowicki(7)	21,699	*
Ross D. Cooper(8)	15,012	*
Carl T. Berquist	5,000	*
Richard W. Frost	—	*
Alan Gershenhorn	—	*
Peter M. Gotsch	30,000	*
Philip W. Knisely	—	*
Robert M. McLaughlin	6,000	*
Neil S. Novich	—	*
Stuart A Randle(9)	31,877	*
Douglas Young	—	*
All directors and executive officers as a group (13 persons)	451,525	*

*	Less than 1%
(1)	Except as noted, information concerning beneficial ownership of shares is as of December 16, 2016, the record date. Amounts include the number of shares beneficially owned as of the record date as well as the number of shares that such person has the right to acquire beneficial ownership of within 60 days thereafter. Certain restricted stock units held by directors that have reached their time-based vest date are not included because they will not settle until on or after the date of the director’s termination of service on the Board.

(2)	Based on the share information for The Vanguard Group as of December 31, 2015, reported on Schedule 13G filed by them on February 10, 2016. The Vanguard Group reported sole voting power with respect to 74,712 shares, shared voting power with respect to 3,300 shares, sole dispositive power with respect to 3,700,666 shares and shared dispositive power with respect to 75,012 shares.
(3)	Based on the share information for Riverbridge Partners LLC as of December 31, 2015, reported on Schedule 13G filed by them on February 1, 2016. Riverbridge Partners LLC reported sole voting power with respect to 2,795,182 shares, sole dispositive power with respect to 3,406,130 shares and shared voting and dispositive power with respect to none of the shares.
(4)	Based on the share information for BlackRock, Inc., as of December 31, 2015, reported on Schedule 13G filed by them on January 25, 2016. BlackRock Inc. reported sole voting power with respect to 3,172,937 shares, sole dispositive power with respect to 3,286,421 shares and shared voting and dispositive power with respect to none of the shares.
(5)	Includes 14,768 shares issuable upon the exercise of options.
(6)	Includes 181,530 shares issuable upon the exercise of options.
(7)	Consists of 20,529 shares issuable upon the exercise of options.
(8)	Includes 12,844 shares issuable upon the exercise of options.
(9)	Consists of 25,220 shares issuable upon the exercise of options and 2,657 restricted stock units which settle on February 9, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5, as applicable, with the Securities and Exchange Commission (SEC). Officers, directors and shareholders owning more than ten percent of our common stock are required by the SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of these forms received or representations from certain reporting persons that no forms were required to be filed, we believe that all of our officers, directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended September 30, 2016.

SUMMARY OF BUSINESS MATTERS TO BE VOTED ON

Proposal 1.

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and Bylaws provide that our Board of Directors shall consist of not less than three members to serve one-year terms of office. The authorized number of directors for this election is set at ten members. Upon election at the annual meeting, our directors will serve terms expiring at the 2018 annual meeting of shareholders or until their successors have been duly elected and qualified. The following individuals are our nominees:

Robert R. Buck
Paul M. Isabella
Carl T. Berquist
Richard W. Frost
Alan Gershenhorn
Philip W. Knisely
Robert M. McLaughlin
Neil S. Novich
Stuart A. Randle
Douglas L. Young

Each nominee has consented to serve as a director; however, in the event that a nominee for a directorship is unable to accept election or if any other unforeseen contingencies should arise, it is intended that proxies will be voted for the remaining nominees, if any, and for such other person as may be designated by the Board of Directors, unless it is directed by a proxy to do otherwise.

Our Company has grown rapidly through internal growth and acquisitions to become the largest publicly traded wholesale distributor of roofing supplies in North America, operating in 47 U.S. states and in six Canadian provinces. Accordingly, our nominees have experience in a variety of areas important to our Company, such as managing and overseeing the management of large public and private companies, corporate governance and executive compensation, strategic planning, mergers and acquisitions, financing growing businesses, international operations, information technology and marketing, and experience in our industry. Our Nominating and Corporate Governance Committee and Board believe that these nominees together provide us with the range and depth of experience and capabilities needed to effectively oversee the management of our Company. In addition, we believe our directors complement each other well and together comprise a cohesive body in terms of Board process and collaboration.

Information about Our Nominees

The following information sets forth, as of December 16, 2016, certain information about our nominees (age is in parentheses after each name), all of whom are being nominated for re-election to our Board. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years. There are no family relationships between any of our directors or executive officers. The Board has determined that each of the following directors is independent under Nasdaq listing standards: Carl T. Berquist, Richard W. Frost, Alan Gershenhorn, Philip W. Knisely, Robert M. McLaughlin, Neil S. Novich, Stuart A. Randle, and Douglas L. Young. Independent members of our Board shall meet in executive session at least two times a year.

Robert R. Buck (69) — Chairman. Mr. Buck joined us as President and Chief Executive Officer and a director in October 2003 and was appointed as Chairman of the Board in March 2007. Prior to joining us, he served as President — Uniform Rental Division of Cintas Corporation from 1997 to 2003. From 1991 through 1997, he served as Senior Vice President — Midwest Region of Cintas. From 1982 through 1991, he served as Senior Vice President — Finance and Chief Financial Officer of Cintas. Mr. Buck presently serves as Chairman of Multi-Color Corporation and as a Director of Quanex Building Products Corporation, both publicly-traded companies and Elkay Manufacturing.

Mr. Buck has overseen the growth of the Company from a private company with 65 branches and approximately $600 million in annual sales to a public company with 369 branches as of September 30, 2016 and $4.1 billion in sales in fiscal year 2016. His continued leadership as Chairman of the Board will be a major advantage to the Company and the Board as we continue to grow and make planned acquisitions.

Paul M. Isabella (61) — President and Chief Executive Officer. Mr. Isabella joined us in November 2007 as President and Chief Operating Officer and was promoted to Chief Executive Officer in January 2011. Mr. Isabella also became a director in February 2011. Prior to joining us, he served as Executive Vice President of Cooper Industries from 2005 to 2007 and Senior Vice President of Stanley Works from 1999 to 2005. He began his career with General Electric Company in 1977 and worked in various GE businesses for 22 years. Mr. Isabella has a B.S. degree from State University of New York at Cortland.

Mr. Isabella led the Company to record sales in fiscal 2016 and fiscal 2015, led the successful integration of eight acquisitions, including Roofing Supply Group, Inc., in fiscal 2016, and has formed an effective organizational structure to facilitate future growth. We believe it is important that the CEO be an integral part of our Board’s decision-making process.

Carl T. Berquist (65) — Mr. Berquist has served as a director since June 2016. He is the former Executive Vice President and Chief Financial Officer of Marriott International, having served in that position from 2009 until his retirement in 2015. Mr. Berquist joined Marriott in 2002 after a 28-year career with Arthur Andersen LLP, where he held numerous leadership positions including managing partner of the worldwide real-estate and hospitality practice. Mr. Berquist previously served for ten years as a Director of Hertz Global Holdings. He is a member of the Board of Advisors of Eberle Communications, a private direct mail company. He is a graduate of the Penn State University, where he is a member of the Board of Advisors of both the Business School and the School of Hospitality Management.

Mr. Berquist’s extensive experience in executive finance roles with Marriott and public accounting will be very helpful to the Board and management as the Company continues to implement operational efficiencies and its acquisition strategy.

Richard W. Frost (65) — Mr. Frost has served as a director since July 2012. He retired as Chief Executive Officer and a director of Louisiana-Pacific Corporation, a manufacturer of building materials, in May 2012, having served in those capacities since December 2004. Mr. Frost previously served as that company’s Executive Vice President, Commodity Products, Procurement and Engineering from March 2003 to November 2004; Executive Vice President, OSB, Procurement and Engineering from May 2002 to February 2003; and Vice President, Timberlands and Procurement from 1996 to April 2002. Mr. Frost currently serves on the Board of privately held Westervelt, Inc. and previously served on the Board of Tractor Supply Company, the largest operator of retail farm and ranch stores in the United States with over 1,200 stores in 45 states. Mr. Frost holds dual bachelor’s degrees from Louisiana State University and an M.B.A., Finance from Northwestern State University of Louisiana.

Mr. Frost’s executive and director experience, including deep operational experience in the building products industry and success in growth situations and with acquisitions, will be very helpful to the Board and management as the Company looks to expand its available products and pursue aggressive acquisition growth.

Alan Gershenhorn (58) — Mr. Gershenhorn has served as a director since May 2015. He currently serves as Executive Vice President and Chief Commercial Officer of United Parcel Service, Inc., the world’s largest package delivery company. Mr. Gershenhorn directs strategy, marketing, sales, product and solution development, customer experience management, and key growth strategies across UPS. Since 2007, Mr. Gershenhorn has been a member of the UPS Management Committee which directs the strategy and the day-to-day operations of UPS globally. He joined UPS in 1979 and has held other various US and international positions of increasing responsibility in operations, engineering, freight forwarding, logistics, customs brokerage, marketing, strategy, and retail operations including President UPS Supply Chain Solutions Global Transportation and Shared Services; President Supply Chain Solutions Europe, Asia, Middle East and Africa; and President UPS Canada. He holds a degree in finance from the University of Houston.

Mr. Gershenhorn’s extensive operational and functional experience, particularly in e-commerce, marketing and strategy, will be extremely valuable for the Company’s planned growth and development of new and more efficient ways to serve its customers.

Philip W. Knisely (62) — Mr. Knisely has served as a director since October 2015. He is currently Chairman of Atkore International, a leading designer, manufacturer and distributor of electrical and metal products, and former Chairman of Roofing Supply Group. Mr. Knisely spent a decade as Executive Vice President and Corporate Officer of Danaher Corporation, where he was responsible for businesses totaling more than $4 billion in sales. Prior to Danaher, Mr. Knisely co-founded Colfax Corporation, a designer, manufacturer, and distributer of fluid handling products, serving as President and Chief Executive Officer. Previously, Mr. Knisely was President and Chief Executive Officer of AMF Industries, a privately held diversified manufacturer, and spent ten years at Emerson Electric. He serves on the board of trustees of the Darden School Foundation at the University of Virginia, where he received his M.B.A. Mr. Knisely was also a GM Fellowship Scholar at General Motors Institute, where he earned a B.S. in industrial engineering.

Mr. Knisely’s tenure as Chairman of RSG gives him in-depth knowledge of the building products industry. Mr. Knisely has extensive experience in business strategy, operations and growth through acquisitions, which will be helpful to the Board and management as the Company looks to expand its available products and pursue acquisition growth.

Robert M. McLaughlin (59) — Mr. McLaughlin has served as a director since June 2016. He is the former Senior Vice President and Chief Financial Officer of Airgas, Inc., the nation’s leading single-source supplier of gases, welding and safety products. Mr. McLaughlin served in that position from 2006 until his retirement in 2016, after serving as Airgas’s Vice President and Controller since joining Airgas in 2001. Previously, he was Vice President-Finance for Asbury Automotive Group, a multi-billion dollar automotive retailer, after serving as Vice President of Finance and in other financial management roles with Unisource Worldwide, Inc., a multi-billion dollar international paper and industrial supply distribution company. Mr. McLaughlin serves on the Board of Directors of publicly-traded Axalta Coating Systems, Ltd., a global leader in the development, manufacture and sale of liquid and powder coatings. He is Chairman of Axalta’s Audit Committee. Mr. McLaughlin began his career with Ernst & Young in 1979. He earned his bachelor’s degree in accounting from the University of Dayton.

Mr. McLaughlin’s deep experience as a senior executive in financial management and audit roles for multi-billion dollar distribution firms will be helpful to the Board and management as the Company pursues its growth goals and acquisition strategy.

Neil S. Novich (62) — Mr. Novich has served as a director since July 2012. He is the former Chairman, President and Chief Executive Officer of Ryerson, Inc., a global metals distributor and fabricator. He joined Ryerson in 1994 as Chief Operating Officer, was named President and CEO in 1995, and was additionally appointed Chairman in 1999. He remained Chairman and CEO until 2007, when the company was sold. Prior to his time at Ryerson, he spent 13 years with Bain & Company, an international management consulting firm, where he was a partner. Mr. Novich serves on the boards of Hillenbrand, Inc., Analog Devices, Inc., and W.W. Grainger, Inc. Mr. Novich has a bachelor’s degree in physics from Harvard University and master’s degrees in both nuclear engineering and management from the Massachusetts Institute of Technology.

Mr. Novich understands the critical success factors for executive management of a public corporation. He has excellent financial knowledge and extensive board and managerial experience, including many years as a chairman.

Stuart A. Randle (57) — Mr. Randle has served as a Director since February 2006. Mr. Randle presently serves as CEO of Ivenix, a privately held medical technology company. He also is a Director of Teleflex Inc., where he is a member of its Compensation Committee, and Lead Independent Director of publicly traded biotechnology company FlexPharma, Inc. From 2004 – 2014, Mr. Randle served as President, CEO and Director of GI Dynamics, a healthcare company. Previously, Mr. Randle was an Entrepreneur-in-Residence for Advanced Technology Ventures, a healthcare and IT venture capital firm. From 1998 to 2001, he was President, CEO and a director of Act Medical, Inc. Mr. Randle holds a BS in mechanical engineering from Cornell University and an MBA from the Kellogg Graduate School of Management, Northwestern University.

Mr. Randle’s executive and director experience, including success in growth situations and with acquisitions, is a valuable asset for the Board and management as the Company moves forward with its planned continued growth.

Douglas L. Young (54) — Mr. Young became a director in October 2014. Mr. Young is Executive Vice President of Lennox International, Inc., a global leader in the climate control industry. Mr. Young joined Lennox in 1999 and since 2006 has served as the President and Chief Operating Officer of Lennox’s Residential Heating and Cooling Segment. Mr. Young had previously served as Vice President & General Manager of North American Residential Products since 2003 and as Vice President & General Manager of Lennox North American Residential Sales, Marketing, & Distribution from 1999 – 2003. Prior to his career with Lennox, Mr. Young was employed in the Appliances division of GE, where he held various management positions before serving as General Manager of Marketing for GE Appliance division’s retail group from 1997 – 1999 and as General Manager of Strategic Initiatives in 1999. He holds a BSBA from Creighton University and an MS in Management from Purdue University.

Mr. Young’s executive experience is a valuable resource to the Board on issues involving sales, marketing, finance, product development, distribution and compensation.

The Board of Directors recommends that you vote FOR the election of the nominees.

Proposal 2.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2017 (“fiscal 2017”).

The Board and the Audit Committee consider Ernst & Young LLP well qualified to serve as the Company’s independent registered public accounting firm and recommend ratification of such selection by the stockholders.

Although action by stockholders for this matter is not required, the Board and the Audit Committee believe that it is appropriate to seek stockholder ratification of the selection in order to provide stockholders a means of communicating the stockholders’ level of satisfaction with the performance of the independent registered public accounting firm and its level of independence from management. If the proposal is not approved and the selection of Ernst & Young LLP is not ratified by the stockholders, the Audit Committee will take this into consideration and will reconsider the appointment.

The Board of Directors recommends that you vote FOR the ratification of the retention of Ernst & Young LLP as our independent registered public accounting firm for our 2017 fiscal year.

Proposal 3.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is presenting the following proposal, which gives you as a shareholder an advisory vote on the compensation of our named executive officers by voting for or against the following resolution:

“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the accompanying proxy statement.”

This resolution is required pursuant to Section 14A of the Securities Exchange Act. Although our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature. The current frequency of the advisory vote on executive compensation is annually. Subject to the results of the vote on Proposal No. 4 below, and the Board’s response to such vote, the next vote on executive compensation is expected to occur at our 2018 annual meeting of shareholders.

Our Company has grown rapidly through internal growth and acquisitions to become the largest publicly traded wholesale distributor of roofing supplies in North America, operating in 47 U.S. states and in six Canadian provinces. We believe our past accomplishments, including consistent profitability and growth, support the effectiveness of our executive pay program, which is intended to attract, motivate and retain experienced and skilled executives. We also believe the program provides the named executive officers listed in our summary compensation table with compensation that is competitive within our industry, internally equitable and commensurate with their talents and responsibilities. The primary objective of the program is to closely align total executive compensation with the attainment of our annual and long-term performance goals. The compensation of our executive officers consists of base salary, cash bonuses, long-term incentive compensation in the form of Company stock options and stock awards, and certain perquisites such as an auto allowance and fuel reimbursement. Cash bonuses are linked to quantitative and qualitative performance objectives. Most of the target cash bonuses for which our executives are eligible are linked directly to Company quantitative performance in accordance with the terms of the cash incentive program.

The Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers.

Proposal 4.

ADVISORY VOTE
ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE

The Company is presenting the following proposal, which gives you as a shareholder the opportunity to inform the Company as to how often you wish us to include a proposal, similar to Proposal No. 3 above, in our proxy statement:

“RESOLVED, that the Company include a proposal on the compensation of the Company’s named executive officers in its annual proxy statement pursuant to Section 14A of the Securities Exchange Act every:

•	year
•	two years; or
•	three years.”

This resolution is required pursuant to Section 14A of the Securities Exchange Act. Although our Board of Directors intends to carefully consider the shareholder vote resulting from this proposal, the final vote will not be binding on us and is advisory in nature.

Our Board of Directors believes that regular engagement with the stockholders on executive officer compensation has provided useful and timely feedback. Accordingly, consistent with our practices over the past five years, we intend to continue to hold an advisory vote to approve executive officer compensation at every annual meeting of stockholders.

The Board of Directors recommends that you vote to hold an advisory vote on executive officer compensation every year.

Proposal 5.

APPROVAL OF THE
BEACON SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN

The Compensation Committee of the Board of Directors of the Company has approved, subject to the approval of the Company’s stockholders, the Beacon Senior Executive Annual Incentive Plan (the “SEIP”).

Stockholders are being asked to approve the SEIP to ensure that incentives paid under the SEIP will qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code and thus be fully deductible by the Company for federal income tax purposes. Section 162(m) and related guidance generally preclude a publicly traded company from taking a tax deduction for compensation in excess of $1 million paid to certain executives. These executives are the company’s chief executive officer and two other highest paid executives, other than the Chief Financial Officer, who are the named executive officers listed in the Summary Compensation Table of the company’s annual proxy statement. This restriction is subject to an exception for “performance-based” compensation that meets certain requirements, including a requirement that the “material terms of the performance goals” applicable to these named executive officers must be disclosed to and approved by stockholders before any compensation is paid to them. Stockholder approval of the SEIP will constitute approval of the SEIP’s “material terms of the performance goals” within the meaning of the regulations under Section 162(m).

If the SEIP is approved by stockholders, it will be effective beginning with the Company’s 2017 fiscal year and will remain in effect thereafter until terminated. No compensation will be paid under the SEIP to the named executive officers covered by the SEIP unless it is approved by stockholders.

The following is a summary of the SEIP. It is qualified by reference to the full text of the SEIP, which is attached as Exhibit A to this proxy statement. Stockholders are encouraged to review the SEIP carefully.

In General.  The SEIP is intended to work in conjunction with the other incentive compensation arrangements of the Company, including its annual management incentive plan, pursuant to which annual cash incentives are paid to eligible employees upon the attainment of performance goals previously established for a fiscal year. Its effect is to set a performance-based ceiling on such incentives so that they will meet the deductibility requirements of Section 162(m).

Administration.  The SEIP is administered by the Compensation Committee, which is comprised of at least two “outside directors” as defined in Section 162(m). The Compensation Committee has full authority to select the employees eligible for incentive awards under the SEIP, determine when the employee’s participation in the SEIP will begin, determine the amounts payable upon the attainment of the performance goals, and make all other decisions necessary for the proper administration of the SEIP.

Eligibility.  The SEIP covers the executives who are designated by the Compensation Committee within the first 90 days of each year as eligible to participate. For 2017, the executive officers named in this proxy statement (other than the Chief Financial Officer) participate in the SEIP.

Award Fund.  The SEIP provides for an annual award fund of five percent (5%) of AEBT (AEBT shall mean achieved income before taxes, as reported in the Company’s consolidated financial statements, adjusted to exclude amortization and stock compensation expense and the impact of significant: gains (losses) on the disposal of assets; asset impairments, retirements or write-downs; gains (losses) associated with legal, insurance or tax settlements/adjustments; restructuring, severance or pension-related charges; or other similar items out of the ordinary course of business.) The Compensation Committee has the discretion to reduce the award fund for any year. The award fund establishes the aggregate amount that will be available for the year from which annual incentive awards may be made. Within the first 90 days of each year, the Compensation Committee allocates a percentage of the award fund to each participant, provided that no participant’s allocation can exceed 50% and the aggregate allocations cannot exceed 100%.

If there is AEBT for the applicable year, the maximum amount of award that each participant may receive for such year will be (i) for the CEO, the lesser of the award fund allocation or $4 million and (ii) for each other participant, the lesser of the award fund allocation or $2 million.

After the end of each year, the Compensation Committee will approve final incentive awards and may not increase the amount of incentive opportunity, but has the discretionary authority to reduce the amount, in the aggregate or with respect to one or more individual components, taking into account individual and/or corporate performance. The Compensation Committee expects to exercise that discretion and thus does not anticipate that the maximum incentive opportunity will be paid to any participant.

Payment of Awards.  Incentives will be paid in cash to participants prior to December 15 following the fiscal year for which the incentive was earned.

Amendment or Termination.  The Compensation Committee may amend or terminate the SEIP at any time, without the consent of participants and without the approval of the stockholders of the Company, provided that no amendment or termination shall affect the Company’s obligation to pay any incentive amount after it has been earned by a participant.

2017 Fiscal Year.  For 2017, the executive officers named in this proxy statement (other than the Chief Financial Officer) participate in the SEIP, and the Compensation Committee allocated the SEIP award fund among the participants as follows: Mr. Isabella: 50%; Mr. Buck: 25%; and Mr. Cooper: 25%. The Compensation Committee also established performance criteria for each participant pursuant to the parameters of the annual management incentive plan, and will exercise its discretion to adjust the incentive pool amounts downward on the basis of the achievement of these criteria.

Incentives payable under the SEIP for the 2017 fiscal year and future years cannot currently be determined because they will depend on the level of attainment of AEBT and the exercise of discretion by the Compensation Committee to reduce a participant’s award based on the parameters set under the annual management incentive plan. If the SEIP had been in effect for the 2016 fiscal year, then assuming the same performance criteria and the use of discretion to adjust the amounts of the 2016 award fund, the incentives that would have been paid to the participants are the same amounts that were paid to them for 2016. These amounts are set forth in the Summary Compensation Table in this proxy statement, in the “Non-Equity Incentive Plan Compensation” column.

Vote Required for Approval

Approval of the SEIP requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

The Board of Directors unanimously recommends that you vote FOR the approval of the Beacon Senior Executive Annual Incentive Plan.

BOARD OF DIRECTORS’ MEETINGS,
COMMITTEES OF THE BOARD AND RELATED MATTERS

How often did the Board meet during fiscal 2016?

During fiscal 2016, our Board of Directors held eight meetings. No incumbent director attended fewer than 75 percent of the aggregate of (i) the number of meetings of the Board of Directors held during the period he or she served on the Board and (ii) the number of meetings of committees of the Board of Directors held during the period he or she served on these committees. All of our Board members attended the 2016 annual meeting of shareholders in person. It is generally our policy for all directors to attend the annual meeting of shareholders.

What is the Board’s leadership structure?

Robert Buck serves as the Chairman of the Board and remains a member of executive management. Furthermore, our current CEO, Paul Isabella, was elected to the Board in February 2011. The Board believes that this leadership model is appropriate for the following reasons:

•	these roles enable decisive leadership, ensure clear accountability and foster alignment between the Board and management on corporate strategy;
•	our Board has adopted strong and effective corporate governance policies and procedures to promote the effective and independent governance of the Company (See “Corporate Governance” and “Employee Code of Business Ethics and Conduct”);
•	our independent directors meet in regularly scheduled executive sessions without management present; and
•	in determining the appropriate leadership structure, the Board considered a number of factors, including the candor and dynamics of discussion among the directors and between directors and management and the effectiveness of Mr. Buck’s leadership of the Board to date.

Because our Chairman of the Board is not considered an independent director, our Board has elected a Lead Independent Director. Peter Gotsch currently serves as the Board’s Lead Independent Director, and the responsibilities of this position include the following:

•	preside at meetings of the Board’s independent directors;
•	assign certain tasks to the Board’s committees from time to time;
•	recommend agenda items and times for Board meetings; and
•	perform such other functions as the Board may direct.

The Board is expected to elect a new Lead Independent Director at its first meeting following the Annual Shareholders’ Meeting.

Our business and affairs are managed under the direction of our Board, which is the Company’s ultimate decision-making body, except with respect to those matters reserved to our shareholders. Our Board’s key mission is to maximize long-term shareholder value. Our Board establishes our overall corporate policies, selects and evaluates our executive management team (which is charged with the conduct of our business), and acts as an advisor and counselor to executive management. Our Board also oversees our business strategy and planning, as well as the performance of management in executing its business strategy and assessing and managing risks.

What is the Board’s role in risk oversight?

The Board takes an active role in monitoring and assessing the Company’s risks, which include risks associated with operations, credit, financing and capital investments. Management is responsible for the Company’s day-to-day risk management activities and our Board’s role is to engage in informed risk oversight. Management, through its internal audit function, compiles an annual ranking of risks to which the Company could be subjected and reviews the results of this risk assessment with the Audit Committee. Any significant risks are then reviewed by the Board and assigned for oversight. In fulfilling this oversight role, our Board focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. There are a number of ways our Board performs this function, including the following:

•	at its regularly scheduled meetings, the Board receives management updates on our business operations, financial results and strategy and discusses risks related to the business;
•	the Audit Committee assists the Board in its oversight of risk management by discussing with management, particularly the Chairman, Chief Executive Officer and Chief Financial Officer, our guidelines and policies regarding financial and enterprise risk management and risk appetite, including major risk exposures, and the steps management has taken to monitor and control such exposures; and
•	through management updates and committee reports, the Board monitors our risk management activities, including the annual risk assessment process, risks relating to our compensation programs, and financial and operational risks being managed by the Company.

The Compensation Committee also has oversight responsibility for risks and exposures related to employee compensation programs and management succession planning, and assesses whether the organization’s compensation practices encourage risk taking that would have a material adverse effect on the Company. The committee periodically reviews the structure and elements of our compensation programs and its policies and practices that manage or mitigate such risk, including the balance of short-term and long-term incentives, use of multiple performance measures, and a multi-year vesting schedule for long-term incentives. Based on these reviews, the committee believes our compensation programs do not encourage excessive risk taking.

Are Board members subject to a retirement age?

No person shall be nominated by the Board to serve as a director after he or she has passed his or her 72nd birthday, unless the Nominating and Governance Committee has voted, on an annual basis, to waive the mandatory retirement age for such director.

Do Board members receive orientation training and continuing development education?

All new directors are required to participate in an orientation program, which includes the introduction of the new directors to the Company’s principal officers and presentations by senior management to familiarize new directors with the Company’s strategic plans and business units. The Board has adopted a Director Education Program and will conduct at least one continuing professional development program for all Board members each year. In addition, continuing professional development opportunities for all other directors will be conducted through the Company’s regular Board meetings and Board meeting materials; periodic Board or Board Committee presentations by the Company’s officers concerning the Company’s strategies, business plans, management structure and significant financial, accounting and risk management issues; Board or Board Committee presentations by outside parties; and other professional development opportunities, if appropriate and relevant to the duties of a director of the Company, including presentations and educational programs offered by various outside organizations, with appropriate expenses paid by the Company.

What committees has the Board established?

The Board of Directors has established three committees: (1) the Audit Committee, (2) the Compensation Committee and (3) the Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee held six meetings in fiscal 2016. The Audit Committee assists the Board in monitoring:

•	management’s process for ensuring the integrity of our financial statements;
•	the independent registered public accounting firm’s qualifications and independence;
•	the performance of our internal audit function and independent registered public accounting firm; and
•	management’s process for ensuring our compliance with legal and regulatory requirements.

As a key part of its responsibilities above, the Audit Committee selects the independent registered public accounting firm, approves the scope of the annual audit activities of the independent registered public accounting firm, approves the audit fee payable to the independent registered public accounting firm and reviews audit results with the independent registered public accounting firm. The Audit Committee currently is composed of Neil Novich, Carl Berquist, Peter Gotsch, Robert McLaughlin and Douglas Young, each of whom meets the independence criteria prescribed by applicable law and the rules of the SEC for Audit Committee membership and is independent under Nasdaq listing standards. The Board has also determined that Mr. Novich is an “audit committee financial expert” as such term is defined in Regulation S-K promulgated by the SEC. Each of Messrs. Novich, Berquist, Gotsch, McLaughlin and Young meet Nasdaq’s financial knowledge requirements. Mr. Novich is Chairman of the Audit Committee. Ernst & Young LLP currently serves as our independent registered public accounting firm.

The Audit Committee operates under a formal charter that governs its duties and conduct. The Audit Committee charter complies with applicable Nasdaq and SEC rules and regulations. A copy of the charter is available on our web site at www.becn.com. In addition, the charter is available in print to any shareholder who requests it in writing to our Chief Financial Officer at Beacon Roofing Supply, Inc., 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170.

Ernst & Young LLP, our independent registered public accounting firm, reports directly to the Audit Committee.

Please refer to the Audit Committee Report, which is set forth in this proxy statement, for a further description of our Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for fiscal 2016.

Compensation Committee

The Compensation Committee held four meetings in fiscal 2016. The Compensation Committee of the Board of Directors reviews and makes recommendations to the Board regarding cash compensation and non-equity benefits of executive officers and key employees of the Company. The Compensation Committee also administers and makes awards under the Company’s stock plan. One of the key duties of the Compensation Committee is to provide a general review of our compensation and benefit plans to ensure that they meet our objectives. In addition, the Compensation Committee reviews the compensation of the Chairman and the Chief Executive Officer as well as the Chief Executive Officer’s recommendations on compensation of our executive officers and makes recommendations for adopting and changing major compensation policies and practices. The Compensation Committee reports its recommendations for cash and non-equity compensation to the full Board of Directors for approval and authorization. The Compensation Committee is composed of directors who are independent under Nasdaq listing standards (as adopted under SEC rules) and non-employee directors (as defined in Rule 16b-3 under the Securities Exchange Act) and who do not have “interlocking” or other relationships with us that would detract from their independence as committee members. At all times, at least two members of the committee shall be outside directors (as defined in Section 162(m) of the Internal Revenue Code). The current members of the Compensation Committee are Stuart Randle, Richard Frost, Alan Gershenhorn and Philip Knisely.

The Compensation Committee operates under a formal charter that governs its duties and conduct. The Compensation Committee complies with applicable Nasdaq and SEC rules and regulations. A copy of the charter is available on our web site at www.becn.com. In addition, the charter is available in print to any shareholder who requests it in writing to our Chief Financial Officer at Beacon Roofing Supply, Inc., 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170.

Please refer to the Compensation Discussion and Analysis and the Compensation Committee Report in this proxy statement for a further description of our Compensation Committee’s responsibilities, as well as its compensation philosophy and a description of considerations underlying each component of compensation paid to Beacon’s executive officers for fiscal 2016.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held four meetings in fiscal 2016. The Nominating and Corporate Governance Committee is responsible for identifying and recommending potential candidates qualified to become Board members, recommending directors for appointment to Board committees, establishing and maintaining compliance with corporate governance guidelines, and reporting to the Board of Directors on the Board’s self-evaluation questionnaire. The Nominating and Corporate Governance Committee is currently composed of Richard Frost, Alan Gershenhorn, Peter Gotsch and Douglas Young, each of whom is independent under Nasdaq listing standards.

When identifying, evaluating and considering potential candidates for membership on our Board, including those who might be recommended or nominated by shareholders, the Nominating and Corporate Governance Committee considers among other factors, relevant business and financial experience, integrity and willingness to devote the necessary time and energy. Although the Company’s corporate governance guidelines do not prescribe specific diversity standards, as a matter of practice, the Board considers diversity in the context of the Board as a whole and takes into account considerations relating to ethnicity, gender, cultural diversity and the range of perspectives that the directors bring to their work. Our Board seeks independent directors with a broad diversity of experience, professions, skills, geographic representation and backgrounds that will enhance the quality of the Board’s deliberations and decisions.

The Nominating and Corporate Governance Committee will consider nominees for our Board of Directors recommended by shareholders, using the same criteria as for other candidates. Recommendations should be submitted in writing to Ross D. Cooper, our corporate secretary, at 505 Huntmar Park Drive, Suite 300, Herndon, VA 20170. The recommendation should include the name and address of the shareholder making the recommendation and evidence of his or her ownership of our common stock, including the number of shares and period of ownership, the name and address of the director candidate, and his or her resume or listing of qualifications, and the candidate’s signed consent to serve as a director if elected and to be named in the Proxy Statement. To be considered, the recommendation must be received by the secretary not less than 90 calendar days and not more than 120 calendar days before the one-year anniversary date of our most recent annual meeting of shareholders. The Nominating and Corporate Governance Committee may consider advice and recommendations from others, including search firms as it deems appropriate.

Further information related to the Nominating and Corporate Governance Committee is included in the Nominating and Corporate Governance Committee charter, available on our website at www.becn.com. In addition, corporate governance guidelines adopted by the committee can be found following the charter on our website. In addition, the charter and guidelines are available in print to any shareholder who requests them in writing to our Chief Financial Officer at Beacon Roofing Supply, Inc., 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170.

How may the Board be contacted?

Shareholders or other interested parties wishing to communicate confidentially with our Board of Directors can call 866-574-1199 in the United States and leave a message for the Chair of the Audit Committee, the Board of Directors or an individual director. In the alternative, shareholders and other interested parties may communicate with the Board of Directors or an individual director in writing by mailing such communication to Beacon Roofing Supply, Inc., 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170, Attn: Chief Financial Officer. Each communication intended for members of the Board of Directors and received by the Chief Financial Officer will be reviewed by the Chief Financial Officer. Communications related to the operation of the Company which are not sales solicitations or of a similar commercial nature will be forwarded to the specified party or parties.

How are directors compensated?

Please see “Compensation of Directors” in the Information on Executive Compensation section of this proxy statement.

AUDIT COMMITTEE MATTERS

Audit Committee’s Pre-Approval and Procedures

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young LLP, our independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee. As part of its responsibility, the Audit Committee established a policy requiring the pre-approval of all audit and permissible non-audit services performed by the registered public accounting firm. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence.

Prior to the engagement of the registered public accounting firm for an upcoming audit/non-audit service period, defined as a twelve-month timeframe, Ernst & Young LLP submits a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services to the Audit Committee for approval.

Audit Services consist of services rendered by an external auditor for the audit of our annual consolidated financial statements (including audit services performed to audit the Company’s accounting for income taxes) and internal controls and reviews of our quarterly financial statements. It also includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit-Related Services consist of assurance and related services (e.g. due diligence) by an external auditor that are reasonably related to audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, and accounting consultations.

Tax Services consist of services not included in Audit Services above, rendered by an external auditor for tax compliance, tax consulting and tax planning.

Other Non-Audit Services are any other permissible work that is not an Audit, Audit-Related or Tax Service.

Circumstances may arise during the twelve-month period when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor. The chairman of the Audit Committee, acting pursuant to delegated authority, may pre-approve any non-audit services, up to a limit of $20,000.

Audit and Non-Audit Fees

The table below summarizes the fees and expenses billed by our independent registered public accounting firm, Ernst & Young LLP, for the fiscal years ended September 30, 2016 and September 30, 2015.

Year	Audit	Audit-Related	Tax	All Other	Total
2016	$3,330,611	$2,000	$6,305	—	$3,338,616
2015	$2,016,429	$255,480	$7,404	—	$2,279,313

Audit fees include fees and expenses for professional services rendered for the audit of our annual consolidated financial statements, the audit of our internal controls, the reviews of the interim financial statements, issued comfort letters and other services related to the eight acquisitions during 2016.

The audit-related services reflect the subscription fee for accounting research software and due diligence fees associated with the review of 2015 acquisitions.

Tax fees represent professional services related to tax compliance and consulting, including those associated with acquisitions and tax due diligence in the U.S. and Canada.

The Audit Committee has considered the compatibility of the provision of services covered by the preceding paragraph with the maintenance of the principal accountant’s independence from the Company and has determined that the provision of such services is not incompatible with the maintenance of such independence.

The Audit Committee annually reviews the performance of the independent registered public accounting firm and the fees charged for their services.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of the Company’s financial reporting process and compliance with legal and regulatory requirements. The Audit Committee reviews the Company’s financial reporting process on behalf of the Company’s Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal controls.

In this context, the Audit Committee has met and held discussions with management and the Company’s independent registered public accounting firm. The Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees issued by the Public Company Accounting Oversight Board. The Audit Committee has discussed with the independent registered public accounting firm the auditor’s independence from the Company and management. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, regarding the independent public accounting firm’s communications with the Audit Committee concerning independence.

In reliance on the reviews and discussions referred to above, the Audit Committee approved that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2016.

AUDIT COMMITTEE:
Neil S. Novich, Chairman
Carl T. Berquist
Peter M. Gotsch
Robert M. McLaughlin
Douglas L. Young

EXECUTIVE OFFICERS

Our executive officers are elected by and serve at the discretion of the Board of Directors. Information on our executive officers who were serving as of the end of fiscal 2016 is as follows:

Name	Age	Position
Robert R. Buck	69	Chairman of the Board
Paul M. Isabella	61	President and Chief Executive Officer, Director
Joseph M. Nowicki	55	Executive Vice President, Chief Financial Officer
Ross D. Cooper	51	Executive Vice President, General Counsel and Secretary

Robert R. Buck — Chairman. Mr. Buck joined us as President and Chief Executive Officer (CEO) and was first elected a director in October 2003. He was appointed Chairman of the Board in March 2007 and remained CEO until January 1, 2011. Prior to joining us, he served as President-Uniform Rental Division of Cintas Corporation from 1997 to 2003. From 1991 through 1997, he served as Senior Vice President —  Midwest Region of Cintas. From 1982 through 1991, he served as Senior Vice President-Finance and Chief Financial Officer of Cintas. Mr. Buck presently serves as Chairman of Multi-Color Corporation and as a director of Quanex Building Products Corporation. He was formerly a director of Kendle International Inc. Mr. Buck has a bachelor’s degree from the University of Cincinnati.

Paul M. Isabella — President and Chief Executive Officer. Mr. Isabella joined us as President and Chief Operating Officer in November 2007 and was promoted to CEO effective January 1, 2011. Mr. Isabella also became a director in February 2011. Prior to joining us, he served as Executive Vice President of Cooper Industries, Inc., a manufacturer of electrical and other products, from 2005 to 2007 and Senior Vice President of Stanley Works, a manufacturer of tools and hardware and a provider of security products, from 1999 to 2005. He began his career with General Electric Company in 1977 and worked in various GE businesses for 22 years. Mr. Isabella has a bachelor’s degree from State University of New York at Cortland.

Joseph M. Nowicki — Executive Vice President, Chief Financial Officer. Mr. Nowicki joined us as Executive Vice President and Chief Financial Officer on April 1, 2013. He was the Chief Financial Officer and Treasurer for Spartan Motors, Inc., a custom chassis and vehicle manufacturer, from June 2009 to March 2013. Prior to Spartan, he was with Herman Miller, Inc., a furniture manufacturer, from 1992 through 2009 where he held progressive financial roles, lastly as Vice President, Investor Relations and Treasurer. He also held past financial positions with IBM and General Motors. He is a director of Diversified Restaurant Holdings, Inc. Mr. Nowicki is a Certified Public Accountant and holds a bachelor’s degree from Canisius College and an M.B.A. from the University of Michigan.

Ross D. Cooper — Executive Vice President, General Counsel and Secretary. Mr. Cooper joined us in July 2006 and was promoted to Executive Vice President effective October 1, 2015. Prior to joining us, Mr. Cooper was a shareholder of Shulman, Rogers, Gandal, Pordy & Ecker, P.A., a law firm, since 1999. From 1996 to 2006, Mr. Cooper served as outside general counsel to Building Suppliers Corporation, LLC, an organization of roofing and construction materials wholesale distributors. Mr. Cooper received a bachelor’s degree in civil engineering from Cornell University and a J.D. from George Washington University Law School.

INFORMATION ON EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The responsibilities of our Compensation Committee are to review our compensation and benefit plans to ensure that they meet our objectives as well as review the Chief Executive Officer’s performance, recommend the annual compensation of the Chairman and the Chief Executive Officer, review the Chief Executive Officer’s recommendations on compensation of our other executive officers, and make recommendations for adopting and changing major compensation policies and practices. The Compensation Committee reports its recommendations for cash and non-equity compensation to the full Board of Directors for approval and authorization. The Compensation Committee also administers and makes awards under our stock plan.

Objectives of Compensation Program

Our compensation practices are intended to attract, motivate and retain highly competent executives in a competitive marketplace. The program provides named executive officers listed in our summary compensation table with compensation that is industry competitive, internally equitable and commensurate with their skills, knowledge, experience and responsibilities.

The primary objective of our executive compensation program is to firmly align total executive compensation with the attainment of our annual and long-term performance goals. The annual goals are principally based upon our income before income taxes and the long-term goals are principally based on our stock price and return on invested capital, and for 2016, adjusted earnings per share and acquisition synergies.

The compensation of our executive officers consists of base salary, cash bonuses, long-term incentive compensation in the form of Company stock options and restricted stock awards, and certain perquisites such as an auto allowance and fuel reimbursement. From time to time, the Company will also pay for relocation expenses, including temporary housing, commuting airfare, automobile lease and related expenses, associated with relocating executives.

Use of Consultants and Peer Group Data

The Company does not engage in specific numerical benchmarking in determining executive compensation. As described below, our Compensation Committee periodically considers available compensation data from peer companies. Because job content, accountability, responsibility, incumbent seniority and performance criteria vary from one company to the next, our Compensation Committee uses the information as a general guideline in exercising its discretion in determining compensation for our executive officers.

In reviewing and determining executive compensation levels for fiscal 2016, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“Cook & Co.”) to complete a compensation analysis of our overall executive compensation packages and for purposes of reviewing the established peer group used by the Compensation Committee. In addition, Cook & Co. reviewed the latest data for a peer group of distribution companies, most of which are of similar size and market capitalization as the Company, in developing its recommendations for executive compensation to the Compensation Committee. Based on the review performed by Cook & Co., and at its recommendation, we modified our peer group utilized in assessing our executive compensation for fiscal 2016 to include Airgas, Anixter International, Applied Industrial Technologies, BMC Stock Holdings, Builders FirstSource, Kaman, MRC Global, MSC Industrial Direct, NOW, Patterson Companies, Pool Corp., Watsco, Wesco Aircraft Holdings and WESCO International. The Compensation Committee uses the peer group data as general guidance, together with other information such as general business trends, the competitiveness of the markets in which we operate, individual performance, and its own judgment in setting overall executive compensation. In addition, the Committee considered the results of the then most recent shareholder advisory vote on our executive compensation held on February 11, 2015, in which over 99% of the shares present at the meeting and entitled to vote supported the compensation of our named executive officers. Although the approval was advisory in nature, the Committee viewed the overwhelmingly positive response as confirmation that stockholders generally believe that the pay of the named executive officers is appropriately aligned with their performance and the performance of the Company as well as the interests of the Company’s stockholders.

The Compensation Committee considered various factors bearing upon Cook & Co.’s independence and determined that Cook & Co. is independent and that its engagement did not present any conflicts of interest. Cook & Co. provides no other services to the Company.

Base Salaries

The first element of our compensation program is salary. As noted above, the Compensation Committee evaluates the performance of our Chairman and our Chief Executive Officer, and recommends their salaries to the full Board of Directors in light of those evaluations. The Compensation Committee reviews the base salaries of the Chairman and the Chief Executive Officer on an annual basis in consideration of their performance during the previous year. Mr. Buck’s base salary remained at $300,000 for fiscal 2016. The Compensation Committee considered the following quantitative and qualitative factors in evaluating the Chairman’s performance in setting fiscal 2016 compensation:

•	the Company’s performance and relative total shareholder return;
•	the value of Mr. Buck’s continued leadership role to both the Company and the Board as executive chairman; and
•	the compensation plans of chairmen of comparable companies.

Mr. Isabella’s base salary was set at $700,000 for fiscal 2016. The Compensation Committee considered the following quantitative and qualitative factors in evaluating the Chief Executive Officer’s performance in setting fiscal 2016 compensation:

•	the Company’s performance and relative total shareholder return;
•	the value of Mr. Isabella’s leadership;
•	the compensation plans of chief executive officers of comparable companies; and
•	the recommendations of an independent compensation consultant (discussed above).

Base salaries of our executive officers other than the Chairman and the Chief Executive Officer are also recommended annually by the Compensation Committee to the full Board of Directors after consultation with, and upon the recommendation of, the Chief Executive Officer. The base salary of each executive officer is recommended by the Chief Executive Officer to the Compensation Committee after evaluating each executive officer’s performance over the year in consideration of (i) the Company’s overall financial performance, (ii) the individual’s performance during the year and contributions to the Company, and (iii) other relevant factors (for example, market conditions).

The Compensation Committee considers a number of factors when evaluating the Chief Executive Officer’s recommendations regarding base salaries for the other executive officers. Periodically, the Compensation Committee reviews industry specific compensation surveys that provide detailed information regarding the compensation practices of industry peers, competitors and companies of similar market value. Other information that the Committee deems relevant, such as general business trends, the competitiveness of the markets in which we operate and special circumstances, also may be considered in its evaluation.

Annual Cash Incentives

The second element of our compensation program is an annual cash incentive. Annual incentives are a significant component of executive compensation, reflecting the Company’s belief that management’s contribution to long-term shareholder returns (via increasing stock prices) comes from increasing current earnings and properly preparing the Company for future earnings growth. We believe these incentives play a key role in enabling us to attract, retain and motivate our employees.

For fiscal 2016, under the terms of our management cash incentive plan, a target incentive amount was set for each participant. Those amounts are set forth below in the Grants of Plan-Based Awards table under the heading “Target.”

The incentives for our executive officers named in the Summary Compensation Table were based 80% on a Company-wide adjusted earnings before taxes (AEBT) target and 20% on qualitative performance evaluations of strategic performance goals by the Compensation Committee of our Chairman and our Chief Executive Officer and by our Chief Executive Officer of the remaining named executive officers, as presented to the Compensation Committee. (AEBT means income before taxes, as reported in the Company’s consolidated financial statements, adjusted to exclude amortization and stock compensation expense and the impact of significant: gains (losses) on the disposal of assets; asset impairments, retirements or write-downs; gains (losses) associated with legal, insurance or tax settlements/adjustments; restructuring, severance or pension-related charges; or other similar items out of the ordinary course of business.) If the AEBT target was not met at the 100% level, the participant’s bonus with respect to that target was pro-rated on a straight line basis if the participant achieved a range of 80% to 100% of target, with no bonus paid at or less than 80% of target. The individual strategic performance goals, as further outlined below, considered such factors as leadership and skills demonstrated in the individual’s role with the Company, long-range planning and vision, departmental and staff development and professionalism. In addition, each participant (excluding our Chairman) could receive an additional incentive above the target incentive amount if actual AEBT exceeded 100% of AEBT target (in an amount up to 80% of the AEBT portion of the target incentive for Mr. Isabella and up to 60% of the AEBT portion of the target incentive for Mr. Nowicki and Mr. Cooper if actual AEBT performance is 120% of the AEBT target) and an additional incentive if qualitative performance goals are exceeded (in an amount up to 20% of the qualitative portion of the target incentive if actual qualitative goals performance is 120% of target performance.) Taken together Mr. Isabella could earn an additional incentive up to 68% of his target incentive and Mr. Nowicki and Mr. Cooper could earn an additional incentive up to 52% of their target incentives. For fiscal 2016, the Company achieved AEBT of approximately $264.9 million, adjusted for RSG acquisition costs and stock compensation expense, compared to an established target of approximately $229.7 million for the named executives. Our Board of Directors established the annual AEBT target based on market conditions and reasonable rates of expected annual growth. Based on the Company’s actual AEBT results above target, Mr. Isabella earned a total of 160% of the AEBT portion of his target incentive and Mr. Nowicki and Mr. Cooper earned of a total of 145% of the AEBT portion of their target incentives. The qualitative portions of the performance bonus are described below. The incentive amounts paid to each named executive officer for fiscal 2016 are set forth below in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” Total incentives earned for fiscal 2016, comprised of the incentive resulting from the Company’s achievement of AEBT and their individual qualitative performance evaluations, were $180,000 for Mr. Buck, $1,036,000 for Mr. Isabella, $333,485 for Mr. Nowicki and $265,879 for Mr. Cooper.

Notwithstanding the terms of the management cash incentive plan and the annual targets, the Compensation Committee retains full discretion to award discretionary bonuses to the Chairman, Chief Executive Officer and others in light of the totality of the circumstances. The Compensation Committee considers the Chairman’s and Chief Executive Officer’s recommendations in determining discretionary cash awards for our other named executive officers. The Chairman’s and Chief Executive Officer’s recommendations are guided by their evaluations of the Company’s actual financial performance compared with our performance goals and their assessment of the effectiveness of the individual and collective efforts of our executive officers in achieving the Company’s business objectives. The Compensation Committee, Chairman and Chief Executive Officer also consider extraordinary efforts by executive officers in various projects or initiatives during the year.

In addition to the duties and responsibilities associated with their executive positions, each of our named executive officers are assigned specific annual objectives to attain in order to qualify for part or all of a 20% portion of their target incentive amount. If the objectives are exceeded, each named executive office can receive an additional incentive. For 2016, these specific management objectives were largely equally weighted and are described below along with the percentage of the target incentive amount earned by the complete achievement of the objective. In each case, each percentage can increase up to 20% (for example, 5% can be increased to 6%) if the performance criteria for the objective is exceeded.

Mr. Buck — in addition to providing strategic direction to the Company, its executive team, and its Board of Directors, and providing guidance to the Company’s investor relations efforts, Mr. Buck’s specific 2016 goals were:

•	enhance the Company’s acquisition program by continuing to identify and meeting with acquisition candidates and leading the Company’s acquisition efforts by negotiating transaction terms and providing guidance during the financial analysis and closing processes (6.67%). Mr. Buck achieved this goal by facilitating the Company’s successful acquisitions during the fiscal year, including advice and guidance with the RSG integration;
•	provide direction, advice and counsel to the Company’s CEO on the Company’s long-term strategic plan and the achievement of organic growth and growth through acquisitions (6.67%). Mr. Buck achieved this goal through regular interaction with our CEO with the development of the Company’s long-term strategic plan and the organic and acquisition growth objectives of the Company. During the fiscal year, the Company achieved record sales and completed eight acquisitions, including the RSG acquisition; and
•	focus on talent development and succession planning of the Company’s executive management team to ensure that it has the capability and capacity to lead the Company into the future (6.66%). Mr. Buck achieved this goal through regular interaction with members of the Company’s executive leadership team in which he provided advice and guidance to assist with their professional development and the overall achievement of individual and financial performance goals and the overall performance of their respective divisions and/or functional departments.

Mr. Isabella — in addition to his responsibility to lead and manage all aspects of the Company’s operational and financial performance, including vendor relations, safety, human resources, sales and marketing, credit, legal and investor relations, Mr. Isabella’s specific 2016 goals were:

•	develop and refine the Company’s long-term strategic plan and ensure mechanisms are in place to implement and track the progress of the achievement of the plan’s objectives (5.0%). Mr. Isabella achieved this goal by leading a series of leadership planning and revision sessions that resulted in the successful development, alignment, communication and implementation of the 2016 elements of the Company’s long-term strategic plan objectives;
•	develop and evaluate the leadership skills and succession potential of the Company’s senior divisional leaders by working closely with the Chief Human Resources Officer to identify performance objectives, provide relevant coaching and development plans, and evaluate the progress of and provide feedback to the Company’s senior divisional leaders (5.0%). Mr. Isabella achieved this goal by developing performance objectives and metrics by which to gauge the progress of our divisional executives, providing Board of Directors and investment community exposure as they worked to achieve their goals, and providing ongoing detailed feedback and evaluation of the members of the senior divisional leadership team;
•	dedicate time and resources to mentor and develop a new Executive Vice President of Sales to include: structural optimization, organizational competency development, strategic organic growth planning & execution, and customer relationship management maturity (5.0%). Mr. Isabella successfully achieved this goal by naming a Chief Sales and Marketing Officer and providing oversight and guidance to assist with the ongoing development and implementation of the Company’s strategic growth strategy; and
•	integrate and assimilate Roofing Supply Group, Inc. (RSG) field and functional structures, talent and processes (5.0%). Mr. Isabella achieved this goal by establishing and monitoring the integration processes, providing leadership, direction, advice and counsel to all internal constituents participating in the Roofing Supply Group integration.

Mr. Nowicki — in addition to being responsible for all aspects of the Company’s financial management and reporting, leading and managing the Company’s corporate financial department, and providing guidance and oversight to the Company’s regional financial teams, Mr. Nowicki’s specific 2016 goals were:

•	integrate the RSG finance organization to deliver a combined close process and systems migration schedule (5.0%). Mr. Nowicki achieved this goal by successfully integrating the RSG finance organization, processes and systems effectively and on schedule;
•	strengthen organizational capability and succession depth through the recruitment and assimilation of a new Chief Accounting Officer (CAO) (5.0%). Mr. Nowicki achieved this goal by successfully hiring and effectively assimilating a new CAO during the year;
•	complete the annual organization & people review and performance management processes per established schedule (5.0%). Mr. Nowicki’s completion of this project was not within the designated timeframe; and
•	support the RSG acquisition and strengthen alignment through participation in field integration sessions to support the identification and facilitation of key actions; participate in company sponsored assessment process (5.0%). Mr. Nowicki successfully achieved this goal by participating in two RSG-centric field sessions and reporting out actions and deliverables to the CEO and the executive leadership team and by participating in a company sponsored assessment process during the year.

Mr. Cooper — in addition to being responsible for the management of the Company’s legal affairs, including claims management, commercial leasing, labor relations, contract review, and negotiation and documentation of acquisitions, Mr. Cooper’s specific 2016 goals were:

•	assist with identification of acquisition prospects, initial meetings with certain acquisition candidates, and negotiation of acquisition transactions (5.0%). Mr. Cooper met this goal by successfully supporting the identification and negotiations for all of the Company’s acquisitions during 2016;
•	Attend at least one investor conference or roadshow during fiscal 2016 (5.0%). Mr. Cooper successfully achieved this goal by participating in several investor conferences during the year;
•	Participate in company sponsored executive assessment process in support of the professional development process (5.0%). Mr. Cooper successfully achieved this goal by participating in a company sponsored assessment process during the year; and
•	Support the RSG integration through personal participation in field alignment sessions to support the identification and facilitation of key actions (5.0%). Mr. Cooper successfully achieved this goal by participating in two RSG-centric field sessions and reporting out findings and actions to the Chief Executive Officer and executive leadership team.

Each of the above named executive officer’s respective specific management objectives reflect our focus on continued growth and improvement in execution over our past performance. In light of that focus, the Compensation Committee reviewed the level of achievement of the Chairman and CEO’s specific management objectives set forth above. The CEO reviewed the level of achievement of Mr. Nowicki’s and Mr. Cooper’s specific management objectives set forth above and reported his recommendations to the Compensation Committee. After careful consideration of the outcomes, the Compensation Committee recommended to the Board of Directors the payment of the bonus awards in the amounts set forth in the narrative above and in the Summary Compensation Table under the heading “Non-equity incentive plan compensation.”

Equity Compensation

The third element of our compensation program is equity compensation. Equity compensation is intended to more closely align total compensation with the long-term financial interests of our shareholders. The equity compensation component of our compensation program is based upon awards of stock options and other stock awards.

Since the Company’s initial public offering and through fiscal 2016, non-qualified stock options were granted to key members of management at an exercise price equal to the closing price of the Company’s common stock as reported by Nasdaq on the date of grant. Accordingly, grants of stock options will produce value only if there are increases in the underlying stock price. In fiscal 2011, we began issuing performance-based restricted stock awards to certain key members of management. Beginning in fiscal 2014, we also began issuing time-based restricted stock awards to certain key members of management. Similar to stock options, we believe that restricted stock awards reward performance because the value of the stock is also linked to our Company’s long-term performance. The Compensation Committee believes that restricted stock awards can play an important retentive and motivational role that stock options alone may not.

The 2016 performance-based restricted stock awards represented units that will vest and be convertible three years from the grant date into common shares if the Company attains a cumulative two-year adjusted earnings per share (EPS) target and acquisition synergy target, each weighted at 50%, at the end of the two-year period ending September 30, 2018. The actual number of those units that will vest can range from 0% to 150% of the award depending upon actual company performance, weighted for each metric, below or above the target level. If the weighted average achievement of the adjusted EPS target and acquisition synergy target is at or less than 80% of target, no units will vest. If the weighted average achievement is 100% of target, 100% of the units will vest. If the weighted average achievement is 120% or more of target, 150% of the units will vest. Achievement between 80% and 100% and between 100% and 120% will be adjusted on the basis of straight-line interpolation.

On November 14, 2015, the performance-based restricted stock awards that were granted in fiscal 2013 vested. The three-year average ROIC target for this grant was 9.8%. The Company achieved an actual three-year ROIC of 6.8% over the vesting period and as a result, the grant did not result in any settlement of shares.

The 2016 time-based restricted stock awards vest on the third anniversary of the date of grant.

The Company’s annual equity awards are typically made by the Compensation Committee in November of each year following the close of the Company’s fiscal year and subsequent to the approval of the annual budget for the new year. The Company typically does not make stock option and other stock awards other than annually except in certain cases for key members of management hired during the course of a year or to improve the retention of key management members.

Our Compensation Committee administers our stock plan. The purpose of the stock plan is to advance the interests of the Company by:

•	providing directors, officers, employees and other eligible persons with additional incentives;
•	encouraging stock ownership by eligible persons;
•	increasing the proprietary interests of eligible persons in the success of the Company;
•	encouraging eligible persons to remain with the Company or its affiliates; and
•	attracting new employees, officers or directors to the Company or its affiliates.

In determining whether to grant options and other stock awards and how many of such to grant to eligible persons under our stock plan, consideration is given to each individual’s past performance and contribution to the Company as well as that individual’s expected ability to contribute to the Company in the future. As part of the Company’s annual performance evaluation process each year, the CEO, after consultation with each other named executive, establishes that named executive’s performance objectives for the coming year. These performance objectives are not intended to be rigid or formulaic, but rather to serve as the framework upon which the CEO evaluates the executive’s overall performance. Individual performance objectives may include operational metrics that may reflect corporate or departmental goals or may include specific operational objectives with respect to the executive’s area of responsibility. These performance objectives also include the demonstration of leadership and decision making, effective communication, promotion of the Company’s strategic initiatives and values, commitment to excellence and work ethic and may include more specific objectives for the executive, such as the successful completion of major projects, successful integration of acquisitions, and organization capability building. The CEO’s evaluation of an executive’s performance relative to these objectives is inherently subjective, involving a high degree of judgment based on the CEO’s observations of, and interaction with, the executive throughout the year. The CEO also considers the executive’s prospects for future development and advancement within the Company in formulating an equity compensation recommendation. As an additional input to the CEO’s evaluation of an executive’s performance, the CEO assesses the overall performance of the Company in light of the dynamics of the markets in which the Company competes. As a result, no single performance objective or group of objectives is material to the CEO’s evaluation of the executive’s performance.

The above evaluation provides the basis for the CEO’s recommendation to the Compensation Committee of stock awards for each named executive. The Compensation Committee meets with the CEO and discusses the CEO’s recommendations before meeting separately in executive session to discuss the CEO’s recommendations and making a final determination of the stock awards to the named executives. The Compensation Committee applies similar factors in determining the stock awards to the Chairman and the CEO. The Compensation Committee’s evaluation of the Chairman’s and CEO’s overall performance relative to these factors also is inherently subjective, involving a high degree of judgment. As additional input to the Compensation Committee’s evaluation of the Chairman and CEO’s performance, the Compensation Committee assesses the overall performance of the Company in light of the dynamics of the markets in which the Company competes. As a result, no single performance objective or group of objectives is material to the Compensation Committee’s evaluation of the Chairman’s and CEO’s performance.

In November and December 2015 (“Q1 2016”), the Compensation Committee authorized awards of options, performance-based restricted units and time-based restricted units to our named executive officers and a number of other key employees, using the recommendations from Cook & Co. described above and other considerations as described above and below. For our named executive officers, the Compensation Committee set a target equity award value based upon recommendations from Cook & Co., which reviewed peer group data, and taking into account the Black-Scholes valuation of each named executive officer’s equity awards in prior years. Of that target value, and pursuant to the guidelines approved by our Board, approximately 60 percent of the target value was represented by performance-based restricted units, approximately 20 percent in time-based restricted units and approximately 20 percent in options. Under this methodology, the awards to each of our named executive officers were as follows:

•	Mr. Buck was granted options to acquire 5,147 common shares (1.6% of the total Q1 2016 management option grant) and 6,225 restricted stock units (3.3% of the total Q1 2016 restricted stock award, composed of 1,663 time-based restricted stock units and 4,562 performance-based restricted stock units). These grants were based on the factors described above and Mr. Buck’s leadership role as Chairman and his direct influence on the extent of our continued future growth via the pursuit of acquisitions, direction and counsel to Mr. Isabella, and assistance with other executive development.
•	Mr. Isabella was granted options to acquire 28,595 common shares (8.8% of the total Q1 2016 management option grant) and 34,581 restricted stock units (18.2% of the total Q1 2016 restricted stock award, composed of 9,237 time-based restricted stock units and 25,344 performance-based restricted stock units). These grants were based on the factors described above and Mr. Isabella’s leadership role as CEO and his ability to drive our continued future operational growth and success, as well as organizational optimization and maintaining positive investor relations.
•	Mr. Nowicki was granted options to acquire 9,232 common shares (2.8% of the total Q1 2016 management option grant) and 11,104 restricted stock units (5.9% of the total Q1 2016 restricted stock award, composed of 2,982 time-based restricted stock units and 8,122 performance-based restricted stock units). These grants were based on the factors described above and Mr. Nowicki’s key role as CFO and his position to assist with our continued future operational growth and success, as well as formulating the proper future capital structure and maintaining positive investor relationships.

•	Mr. Cooper was granted options to acquire 5,147 common shares (1.6% of the total Q1 2016 management option grant) and 5,259 restricted stock units (2.8% of the total Q1 2016 restricted stock award, composed of 1,663 time-based restricted stock units and 3,596 performance-based restricted stock units). These grants were based on the factors described above and Mr. Cooper’s key role as General Counsel and his position in assisting with our continued future growth, including assisting with all acquisitions, as well as monitoring company-wide legal compliance.

Each option above had an exercise price of $37.89, vests one-third annually starting on the first anniversary of the grant, and expires on the tenth anniversary of the date of grant. All of the time-based restricted stock units will vest and be convertible into common shares upon the third anniversary. All of the performance-based restricted units will vest and be convertible into common shares three years from the date of the grant if the Company achieves the cumulative two-year adjusted EPS and acquisition synergy target, each weighted equally at 50%, on September 30, 2018. The actual number of those units that will vest can range from 0% to 150% of this number depending upon actual weighted company performance below or above the target level.

Employment Agreements

There are no employment, severance or change-in-control agreements currently entered into by and between any current executive and the Company.

Stock Ownership Guidelines

Our named executive officers and members of our Corporate Executive Council (consisting of divisional executive vice presidents and corporate executive vice presidents and vice presidents) are expected to own stock of the Company having a value set forth below:

CEO = 5 times annual base salary

Named executive officers and Corporate Executive Council members = 2 times annual base salary

Until the ownership level is met, executives are required to retain 50% of net profit shares attributable to stock option exercises or vesting of restricted stock units until the specified ownership level is attained. Profit shares represent the shares remaining after payment of applicable tax obligations and, in the case of stock options, payment of the stock option exercise price. There is no defined time period to meet the stock ownership requirement. Participants may satisfy their ownership guidelines with (i) shares directly owned, (ii) shares held in the Company 401(k) plan, (iii) time vested restricted stock units (which settle in stock), even if not vested and (iv) “in-the-money” value of vested stock options, based upon the spread between the exercise price and the current stock price. Unvested stock options and unearned performance based restricted stock units are not counted.

Retirement Plans

We sponsor a defined contribution 401(k) plan, which covers substantially all of our U.S. employees, including our named executive officers. We currently provide a match of 50% of participants’ before-tax contributions up to 3% of eligible compensation. During fiscal 2016, we contributed a match for each of the named executives. Additional annual profit-sharing contributions may be made at the discretion of the Board of Directors but were not made for fiscal 2016.

Our named executive officers do not participate in any special or separate executive retirement plans. We consider our 401(k) plan to be an important factor in our ability to hire, retain and motivate our employees by providing an added measure of financial security for our employees.

Perquisites

We have no formal perquisites program. Personal benefits may be provided from time to time when we determine that such personal benefits are a useful part of an executive’s compensation package. Specifically, we have agreed to provide each of the named executive officers with a monthly auto allowance of $1,000 and reimbursement of their fuel costs.

Tax Deductibility of Compensation

Section 162(m) of the Code generally precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer and other specified officers, unless, in addition to other requirements, the compensation qualifies as performance based compensation. The Company is currently entitled to a deduction in connection with options exercised under our stock option plan by such executive officers and the vesting of performance-based restricted stock. The Company is also seeking shareholder approval of the Beacon Senior Executive Annual Incentive Plan, which if approved would entitle the Company to a deduction in connection with annual incentive awards to the named executive officers, other than the Chief Financial Officer. The Compensation Committee will continue to consider Section 162(m) implications in making compensation recommendations and in designing compensation programs for our named executive officers. However, the Compensation Committee reserves the right to pay non-deductible compensation if it determines that to be in our best interests and in the best interests of our stockholders.

Incentive Compensation Recoupment Policy

In the event of a financial statement restatement resulting from misconduct by a named executive officers or an officer who is a member of our Corporate Executive Council, the Compensation Committee will review all incentive compensation paid, awarded or granted on or after January 1, 2017 to the involved officer. In its sole discretion, the Compensation Committee can decide to recoup from the officer all or a portion of the following incentive compensation:

Incentive Plan:  The Compensation Committee can (i) cancel and forfeit the officer’s annual incentive opportunity for the then current plan year, and/or (ii) require repayment of any incentive awards previously paid for prior years within the recoupment period described below.

Equity:  The Committee can (i) cancel and forfeit any outstanding equity awards, (ii) require the officer to return a number of shares of Company stock received upon vesting and settlement of any restricted stock unit awards during the recoupment period described below (or pay the cash value of such shares), and (iii) require the officer to return a number of shares received upon the exercise of any stock options during the recoupment period described below (or pay the cash value of such shares).

The Compensation Committee may seek recoupment if the officer’s misconduct occurs within 36 months following the payment, vesting or award of the incentive compensation.

All named executive officers and members of the Corporate Executive Council have agreed to the terms of this policy.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the “Compensation Disclosure and Analysis” section of this proxy statement with management, including our Chief Executive Officer, Chief Financial Officer and General Counsel. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

COMPENSATION COMMITTEE:
Stuart A. Randle, Chairman
Richard W. Frost
Alan Gershenhorn
Philip W. Knisely

Executive Compensation

The following table sets forth all compensation earned during the fiscal years ended September 30, 2016, 2015 and 2014, by each person who served as our Chief Executive Officer and our Chief Financial Officer during fiscal year 2016, and by our other executive officers who were serving as executive officers at the end of the fiscal year, collectively referred to as our named executive officers:

SUMMARY COMPENSATION TABLE

Name and principal position	Fiscal year	Salary ($)	Bonus(1) ($)	Stock awards(2) ($)	Option awards(3) ($)	Non-equity incentive plan compensation(4) ($)	All other compensation(5) ($)	Total ($)
Robert R. Buck Chairman	2016	311,538		252,015	62,999	180,000	26,096	832,649
	2015	300,000		188,680	43,679	135,000	23,292	690,651
	2014	311,538		172,482	75,632	18,000	25,962	603,614
Paul M. Isabella President and Chief Executive Officer	2016	710,000		1,399,992	350,003	1,036,000	27,580	3,523,575
	2015	640,385		945,005	218,789	483,750	31,801	2,319,730
	2014	640,112		863,964	378,831	47,250	28,409	1,958,566
Joseph M. Nowicki Executive Vice President and Chief Financial Officer	2016	475,176		449,482	113,000	333,485	26,471	1,397,614
	2015	440,419	120,000	400,008	69,457	166,894	25,340	1,222,118
	2014	437,308		801,645	120,267	21,500	109,149	1,489,869
Ross D. Cooper Executive Vice President, General Counsel and Secretary	2016	447,891		252,015	62,999	265,879	22,557	1,051,341
	2015	421,289	100,000	271,758	39,764	123,975	24,595	981,381
	2014	427,793		156,992	68,845	16,206	26,710	696,546

(1)	These amounts reflect a bonus paid during the first quarter of the following fiscal year, for services rendered in connection with the negotiation and closing of the RSG acquisition.
(2)	The amounts in this column represent the estimated grant date fair value of time-based and performance-based restricted stock unit awards computed in accordance with FASB ASC Topic 718. These amounts are recognized by the Company as share-based compensation expense over a three-year period. Assuming performance-based restricted stock units vest at the maximum level, the grant date values of fiscal year 2016 performance-based restricted stock units would be as follows: Mr. Buck: $283,505; Mr. Isabella: $1,575,003; Mr. Nowicki: $504,742; Mr. Cooper: $283,505. For additional information regarding assumptions underlying the valuation of equity awards and the calculation methods, please refer to Note 2 of our audited financial statements included in our Annual Report on Form 10-K for fiscal year 2016.
(3)	The amounts in this column represent the grant date fair value of the stock options computed in accordance with FASB ASC Topic 718. These amounts are recognized by the Company as share-based compensation expense over the three-year vesting period. For additional information, please refer to Note 2 of our audited financial statements included in our Annual Report on Form 10-K for fiscal year 2016.
(4)	These amounts represent the annual cash incentives that were paid during the first quarter of the following fiscal year.
(5)	Includes Company matching and profit-sharing contributions to the 401(k) plan (combined fiscal year 2016 totals of $10,920 for Mr. Buck, $12,000 for Mr. Isabella, $8,642 for Mr. Cooper and $12,935 for Mr. Nowicki) along with auto allowance and fuel cost reimbursement.

The following table sets forth the individual grants of plan-based awards to the named executive officers during the fiscal year ended September 30, 2016:

FISCAL 2016 GRANTS OF PLAN-BASED AWARDS

Name	Grant date	Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			All other stock awards: number of shares of stock or units(3) (#)	All other option awards: number of securities underlying options(4) (#)	Exercise or base price of option awards ($/sh)	Grant date fair value of stock and option awards(5) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert R. Buck		$—	$180,000	$180,000
	11/20/2015								5,147	$37.89	$62,999
	11/20/2015							1,633			$63,011
	12/23/2015				—	4,562	6,843				$189,004
Paul M. Isabella		$—	$700,000	$1,176,000
	11/20/2015								28,595	$37.89	$350,003
	11/20/2015							9,237			$349,990
	12/23/2015				—	25,344	38,016				$1,050,002
Joseph M. Nowicki		$—	$254,569	$386,944
	11/20/2015								9,232	$37.89	$113,000
	11/20/2015							2,982			$112,998
	12/23/2015				—	8,122	12,183				$336,494
Ross D. Cooper		$—	$195,499	$297,158
	11/20/2015								5,147	$37.89	$62,999
	11/20/2015							1,663			$63,011
	12/23/2015				—	3,596	5,394				$148,982

(1)	The non-equity incentive plan awards above were based on Company-wide AEBT and individual performance. See Compensation Discussion and Analysis under the heading “Annual Cash Incentives.”
(2)	The vesting of these restricted units is subject to both performance-based and time-based requirements. The performance-based metrics are satisfied upon the Company meeting a cumulative two-year adjusted earnings per share (EPS) target and acquisition synergy target for fiscal years 2016 and 2017, each weighted at 50%, and the units can vest at a percentage equal to 0% to 150% of the target. The time-based vesting requirement is satisfied on the third anniversary of the grant date. See Compensation Discussion and Analysis under the heading “Equity Compensation.”
(3)	The time-based restricted stock units granted November 2015 will vest and be convertible into common shares upon the third anniversary of the grant date.
(4)	These options vest (i.e., become exercisable) in three equal parts on the first, second and third anniversaries of the grant date and expire ten years from the date of grant. See Compensation Discussion and Analysis under the heading “Equity Compensation.”
(5)	This column shows the grant date fair value of stock options and restricted units awarded to the named executives in fiscal year 2016, computed in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are included in Note 11 of our audited financial statements included in our Annual Report on Form 10-K for fiscal 2016.

The following table sets forth details of all of the outstanding equity awards of the named executive officers as of September 30, 2016:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Grant date	Option Awards(1)				Stock Awards
		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested(2) (#)		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(3) (#)	Equity incentive plan awards: market or payout value of unearned shares, units or units other rights that have not vested ($)
Robert R. Buck	11/18/2011	2,004	—	$18.72	11/18/2021
	11/14/2012	3,218	—	$30.15	11/14/2022
	11/22/2013	3,157	1,579	$36.19	11/22/2023
	11/22/2013					1,100		$46,277
	11/22/2013								3,666	$154,229
	11/21/2014	1,547	3,094	$28.64	11/21/2024
	11/21/2014					2,196		$92,386
	11/21/2014								4,392	$184,771
	11/20/2015	—	5,147	$37.89	11/20/2025
	11/20/2015					1,663		$69,962
	12/23/2015								4,562	$191,923
Paul M. Isabella	10/22/2008	40,000	—	$12.25	10/22/2018
	11/6/2009	31,100	—	$14.45	11/6/2019
	11/16/2010	12,019	—	$15.47	11/16/2020
	1/1/2011	10,000	—	$17.87	1/1/2021
	11/18/2011	22,000	—	$18.72	11/18/2021
	11/14/2012	17,659	—	$30.15	11/14/2022
	11/22/2013	15,815	7,907	$36.19	11/22/2023
	11/22/2013					5,510		$231,806
	11/22/2013								18,363	$772,531
	11/21/2014	7,749	15,498	$28.64	11/21/2024
	11/21/2014					10,999		$462,728
	11/21/2014								21,997	$925,414
	11/20/2015	—	28,595	$37.89	11/20/2025
	11/20/2015					9,237		$388,601
	12/23/2015								25,344	$1,066,222
Joseph M. Nowicki	3/25/2013	5,000	—	$38.43	3/25/2023
	11/22/2013	5,021	2,510	$36.19	11/22/2023
	11/22/2013					1,749		$73,580
	11/22/2013					14,573	(4)	$613,086
	11/22/2013								5,829	$245,226
	11/21/2014	2,460	4,920	$28.64	11/21/2024
	11/21/2014					3,492		$146,908
	11/21/2014					3,194	(5)	$134,372
	5/13/2015								6,983	$293,775
	11/20/2015	—	9,232	$37.89	11/20/2025
	11/20/2015					2,982		$125,453
	12/23/2015								8,122	$341,693

Name	Grant date	Option Awards(1)				Stock Awards
		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested(2) (#)		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(3) (#)	Equity incentive plan awards: market or payout value of unearned shares, units or units other rights that have not vested ($)
Ross D. Cooper	11/14/2012	4,000	—	$30.15	11/14/2022
	11/22/2013	2,874	1,437	$36.19	11/22/2023
	11/22/2013					1,001		$42,112
	11/22/2013								3,337	$140,388
	11/21/2014	1,409	2,816	$28.64	11/21/2024
	11/21/2014					1,999		$84,098
	11/21/2014								3,998	$168,196
	5/13/2015					3,194	(5)	$134,372
	11/20/2015	—	5,147	$37.89	11/20/2025
	11/20/2015					1,663		$69,962
	12/23/2015								3,596	$151,284

(1)	All options granted under our 2004 Stock Plan and our 2014 Stock Plan vest in three equal parts on the first, second and third anniversary of the date of grant.
(2)	These time-based restricted stock units will vest and be convertible into common shares upon the third anniversary of the grant date, unless noted otherwise. The total market value is based on the price of our common stock of $42.07 per share at the end of fiscal year 2016.
(3)	The vesting of these restricted stock units is subject to the Company meeting defined performance metrics. These restricted stock units vest on the third anniversary of the date of grant. The total market value is based on the price of our common stock of $42.07 per share at the end of fiscal year 2016 and vesting at target.
(4)	These time-based restricted stock units have been granted by the Compensation Committee to encourage Mr. Nowicki to remain with the Company long term and represent units that will vest and be convertible into common shares upon the fifth anniversary of the grant date.
(5)	These time-based restricted stock units have been granted by the Compensation Committee to encourage Mr. Nowicki and Mr. Cooper to remain with the Company long term and represent units that will vest and be convertible into common shares upon the second anniversary of the grant date.

Options Exercised and Stock Vested

The following table sets forth certain information regarding option awards exercised by the named executive officers during the fiscal year ended September 30, 2016.

Name	Option Awards
	Number of shares acquired on exercise (#)	Value realized on exercise(1) ($)
Paul M. Isabella	45,000	$1,722,339
Ross D. Cooper	4,697	$140,214

(1)	Values are calculated by multiplying the differences between the market prices and exercise prices on the dates of the exercises of the options by the number of common shares acquired upon the exercises of such options.

No shares were acquired by stock awards vesting by the named executive officers during the fiscal year ended September 30, 2016.

Potential Payments upon Termination or Change-in-Control

Equity Award Agreements

Pursuant to stock option agreements with our named executive officers, all of their outstanding stock options will vest upon death, disability or retirement (i.e., termination on or after age 65) and in the event of a change in control. Based on the price of the Company’s stock of $42.07 as of September 30, 2016, the values of unvested stock options for the named executives as of that date (based on the difference between such stock price and the exercise prices) were as follows: Mr. Buck — $72,351, Mr. Isabella — $374,158, Mr. Nowicki — $119,424 and Mr. Cooper — $67,783.

Pursuant to restricted unit awards with our named executive officers, restricted units will vest upon death or disability (at target in the case of performance-based awards). Based on the price of the Company’s stock of $42.07 as of September 30, 2016, the values of the number of unvested restricted units that would vest on death or disability as of that date for the named executive officers were as follows: Mr. Buck — $739,548, Mr. Isabella — $3,847,302, Mr. Nowicki — $1,974,093 and Mr. Cooper — $790,412. Upon a change in control, restricted units will vest (at the maximum level in the case of performance-based units, except as provided below). Based on the price of the Company’s stock of $42.07 as of September 30, 2016, the values of the number of unvested restricted units that would vest on a change in control as of that date for the named executive officers were as follows: Mr. Buck — $920,260, Mr. Isabella — $4,804,899, Mr. Nowicki —  $2,279,689 and Mr. Cooper — $943,199. In the case of retirement, restricted units will vest (in the case of performance-based units, at the end of the performance period based on actual performance (or upon death, if earlier, at the target level)). Please see the second sentence of this paragraph for the values of the number of restricted units that would vest upon retirement, based on the price of the Company’s stock of $42.70 as of September 30, 2016, for the named executive officers, assuming that performance-based units vest at target.

Beginning in fiscal 2015, equity awards contain a “double trigger” change in control mechanism. Unless an award is continued or assumed by a public company in an equitable manner, an award shall become fully vested immediately prior to a change in control (at 100% in the case of a performance-based award). If an award is so continued or assumed, vesting will continue in accordance with the terms of the award, unless there is a qualifying termination within one-year following the change in control, in which event the award shall become fully vested immediately (at 100% in the case of a performance-based award).

Employment Agreements

There are no employment, severance or change-in-control agreements currently entered into by and between any current executive officer and the Company.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended September 30, 2016, the Compensation Committee of our Board of Directors was comprised of Stuart Randle, Alan Gershenhorn, Philip Knisely and Richard Frost. There are no Compensation Committee interlocks. None of the members of the Compensation Committee is an officer, employee or former officer or employee of the Company or any of our subsidiaries.

Compensation of Directors

The table below summarizes the compensation we paid to our non-employee directors during the year ended September 30, 2016.

Name	Fees earned or paid in cash ($)	Stock awards(1) ($)		Total ($)
Carl T. Berquist	$15,412	$90,042		$105,454
Richard W. Frost	$70,000	$89,993		$159,993
Alan Gershenhorn	$55,000	$89,993		$144,993
Peter M. Gotsch(2)	$97,500	$89,993		$187,993
Philip Knisely	$55,000	$168,522	(3)	$223,522
Robert M. McLaughlin	$15,412	$90,042		$105,454
Neil S. Novich	$85,000	$89,993		$174,993
Stuart A. Randle	$80,000	$89,993		$169,993
Douglas L. Young	$65,000	$89,993		$154,993

(1)	These amounts reflect the total estimated grant date fair value of restricted stock units computed in accordance with FASB ASC Topic 718.
(2)	Lead Independent Director.
(3)	Mr. Knisely resigned from the Board in May 2016 and forfeited his outstanding unvested awards; therefore this amount does not include grants from October 2015 and February 2016 with estimated grant date fair values of $32,789 and $89,993, respectively. The stock award value is derived from an award Mr. Knisely received in August 2016 after rejoining the Board that included a special grant equal to the value from his previously forfeited shares.

As of September 30, 2016, options outstanding, options exercisable and stock awards outstanding for each non-employee director included the following:

Name	Options outstanding	Options exercisable	Stock awards outstanding
Carl T. Berquist	—	—	2,033
Richard W. Frost	—	—	12,872
Alan Gershenhorn	—	—	4,863
Peter M. Gotsch	—	—	19,146
Philip Knisely	—	—	3,639
Robert M. McLaughlin	—	—	2,033
Neil S. Novich	—	—	12,872
Stuart A. Randle	25,220	25,220	19,146
Douglas L. Young	—	—	7,468

Our non-employee director compensation program is comprised of the following:

•	an annual retainer of $55,000;
•	an annual stock award valued at approximately $90,000 which fully vests on the first anniversary of the grant date but does not settle until the date of the director’s termination of service on the Board, except that, beginning in fiscal year 2016, directors holding common stock and outstanding vested unexercised/unsettled equity awards with a total fair value that is greater than or equal to five times the annual cash retainer may elect to have future grants settle simultaneously with vesting (grants made prior to fiscal 2014 settle on a date that is six months after the director’s termination of service on the Board);

•	an additional annual retainer of $25,000 for the Lead Independent Director;
•	an additional annual retainer of $20,000 for the Audit Committee Chair and $10,000 for the other committee chairs; and
•	an additional annual retainer of $10,000 for service on the Audit Committee and $7,500 for service on the other committees.
•	In addition, non-employee directors are subject to stock ownership guidelines that require directors to hold common stock and outstanding vested unexercised/unsettled equity awards with a total fair value greater than or equal to five times the annual cash award before any vested restricted stock units may be settled prior to termination of service on the Board.

Additional fees may be payable if the number of Board or committee meetings exceed 12 or 8, respectively, during a fiscal year. We reimburse members of our Board of Directors for any out-of-pocket expenses they incur in connection with services provided as directors.

Directors who are employees of the Company do not receive compensation for their services as directors.

CORPORATE GOVERNANCE

We operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. We are subject to the Sarbanes-Oxley Act and the Dodd-Frank Act which, among other things, establish, or provide the basis for, a number of corporate governance standards and disclosure requirements. We are following the requirements of the Sarbanes-Oxley Act, the Dodd-Frank Act and SEC rules as they relate to us.

EMPLOYEE CODE OF BUSINESS ETHICS AND CONDUCT

We have adopted the Beacon Roofing Supply, Inc. Code of Conduct, a code of ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, Corporate Controller, and any other persons performing similar functions. This code of conduct is available on our website at www.becn.com. If we make any substantive amendments to this code of conduct or grant any waiver, including any implicit waiver, from a provision of the code to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, or any other persons performing similar functions, we will disclose the nature of such amendment or waiver on our website within four business days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Investment Agreement Amendment

In connection with the acquisition of Roofing Supply Group, LLC (“RSG”), the Company entered into Investment Agreement, dated as of July 27, 2015, as amended, with CD&R Roadhouse Holdings, L.P., an affiliate of Clayton Dubilier & Rice, LLC and the controlling stockholder of RSG (the “CD&R Stockholder”), that, among other things, provides that the CD&R Stockholder (i) may designate two directors to the Company’s board of directors, for so long as the CD&R Stockholder and its affiliates hold at least 58.6% of the shares of the Company’s common stock received by the CD&R Stockholder at the closing of the RSG acquisition, and (ii) may designate one director to the Company’s board of directors for so long as the CD&R Stockholder and its affiliates hold less than 58.6%, but at least 3.0%, of such shares; provided that the CD&R Stockholder and its affiliates shall not be entitled to such one director designee pursuant to clause (ii) if they own less than 4.0% of the shares of the Company’s common stock then outstanding and the number of members of the Company’s board of directors is at such time less than eight. In May 2016, the CD&R Stockholder sold all of its shares of Company common stock, and its board designees, including Philip W. Knisely, resigned from the board. Mr. Knisely was subsequently reappointed to the board to fill a vacancy and no longer serves on the board as a CD&R Stockholder designee.

CD&R Registration Rights Agreement

In connection with the acquisition of RSG, on October 1, 2015, the Company entered into a registration rights agreement with the CD&R Stockholder (the “CD&R Registration Rights Agreement”), pursuant to which the Company agreed to file a resale shelf registration statement for the benefit of the CD&R Stockholder and certain of its permitted transferees. The CD&R Stockholder and such transferees also had the right to request that the Company include their shares in certain future registration statements or offerings of common stock by the Company. These rights terminated when the CD&R Stockholder no longer owned any shares of the Company common stock.

POLICIES AND PROCEDURES WITH RESPECT TO TRANSACTIONS
WITH RELATED PERSONS

Our finance and legal departments are primarily responsible for identifying and reviewing relationships and transactions in which the Company and our directors, executive officers, and/or certain of our stockholders or their immediate family members are participants to determine whether any of these related parties had or will have a direct or indirect material interest. In order to identify potential related person transactions, our legal department annually prepares and distributes to all directors and named executives a written questionnaire which includes questions intended to elicit information about any related person transactions. Pursuant to the Company’s written contract review policy, approved by our Board, all agreements covered by this policy with “Related Persons,” as that term is defined pursuant to Item 404(a) of SEC Regulation S-K, must be submitted for review and approval by the Audit Committee. In evaluating related person transactions, our Audit Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the Board and as individual directors. The Audit Committee may approve a related person transaction when, in its good faith judgment, the transaction is in the best interests of the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP, independent registered public accounting firm, has been our auditor since 1997 and has advised us that the firm does not have any direct financial interest or indirect financial interest in the Company or any of its subsidiaries. It is expected that a representative of such firm will (i) attend the 2017 annual meeting, (ii) have an opportunity to make a statement if they desire to do so, and (iii) be available to respond to appropriate questions.

OTHER BUSINESS

The Board of Directors knows of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

A copy of our annual report on Form 10-K for the fiscal year ended September 30, 2016, including the financial statements and schedules but excluding certain exhibits, will be made available without charge to interested shareholders upon written request to us.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

Shareholders interested in presenting a proposal for consideration at our 2017 annual meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 promulgated by the Securities and Exchange Act of 1934. To be eligible for inclusion in the proxy statement and form of proxy relating to the meeting, shareholder proposals must be received by our Corporate Secretary no later than September 8, 2017. In accordance with our Bylaws, any shareholder proposal submitted other than for inclusion in the proxy materials for that meeting must be delivered to us no earlier than October 13, 2017 and no later than November 12, 2017, or such proposal will be considered untimely. This notice must contain the information required by our Bylaws.

By Order of the Board of Directors

/s/ Ross D. Cooper

ROSS D. COOPER, Secretary
Herndon, Virginia
January 6, 2017

Appendix A

SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN

(Effective as of October 1, 2016)

I. PURPOSE

The Beacon Roofing Supply Senior Executive Annual Incentive Plan (the “SEIP”) is designed to provide for Awards to selected executive officers who contribute in a substantial degree to the success of the Company and who are in a position to have a direct and significant impact on the growth and success of the Company, thus affording to them a means of participating in that success and an incentive to contribute further to that success. The SEIP is intended to ensure that payments made under the SEIP or other incentive arrangements qualify as “performance-based” compensation as described in Section 162(m) of the Internal Revenue Code.

II. DEFINITIONS

The following words and phrases shall have the meanings set forth below:

2.1.	“AEBT” shall mean achieved income before taxes, as reported in the Company’s consolidated financial statements, adjusted to exclude amortization and stock compensation expense and the impact of significant: gains (losses) on the disposal of assets; asset impairments, retirements or write-downs; gains (losses) associated with legal, insurance or tax settlements/adjustments; restructuring, severance or pension-related charges; or other similar items out of the ordinary course of business.
2.2.	“Affiliate” means any corporation that together with the Company constitutes an affiliated group of corporations as described in Section 1504 of the Internal Revenue Code (without regard to Section 1504(b) thereof).
2.3.	“Award” shall mean an award of incentive compensation pursuant to the SEIP.
2.4.	“Award Fund” shall mean the aggregate amount made available in any Performance Year pursuant to Article V hereof from which Awards determined under Article VI hereof may be made.
2.5.	“Committee” shall mean the Compensation Committee of the Board of Directors of the Company or such other committee appointed to administer the SEIP by the Board of Directors of the Company that is comprised of at least two members of the Board of Directors, each of whom shall meet applicable requirements set forth in Section 162(m) of the Internal Revenue Code and the regulations thereunder.
2.6.	“Company” shall mean Beacon Roofing Supply, Inc., a Delaware corporation.
2.7.	“Participant” shall mean each individual described in Article IV of the SEIP.
2.8.	“Performance Year” shall mean each fiscal year of the Company.
2.9.	“SEIP” shall mean this Beacon Roofing Supply Senior Executive Annual Incentive Plan, as amended from time to time.

III. ADMINISTRATION

The SEIP shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the SEIP, and make such determinations and take such action in connection with or in relation to the SEIP as it deems necessary. Each determination made by the Committee shall be final, binding and conclusive for all purposes and upon all persons. The Committee may rely conclusively on the determinations made by the Company’s independent public accountants with respect to matters within their expertise.

IV. ELIGIBILITY

Any executive officer of the Company or an Affiliate designated by the Committee is eligible to participate in the SEIP with respect to a Performance Year. No later than 90 days after the commencement of each Performance Year, the Committee shall, in writing, designate the Participants who are eligible to receive an Award for such Performance Year.

V. AWARD FUND

An Award Fund shall be established at five percent of the Company’s AEBT for each Performance Year, provided that the Committee reserves the right to decrease the amount of the Award Fund in any given Performance Year. No amounts shall be paid under the SEIP for any Performance Year unless the Company has AEBT in such Performance Year.

VI. AWARDS

No later than 90 days after the commencement of each Performance Year, the Committee shall determine the percentage of the Award Fund to allocate to each Participant as an Award for such Performance Year; provided that for any given Performance Year, no one Participant shall be allocated an Award that exceeds 50% of the Award Fund, and the sum of the Awards shall not exceed 100% of the Award Fund.

VII. ADJUSTMENT AND LIMITATIONS

7.1. Adjustment.  The Committee may not increase the amount payable with respect to any Award, but the Committee reserves the right to decrease or eliminate any Award to any Participant. In determining Awards, the Committee shall exercise discretion only to the extent permitted in Section 162(m) of the Internal Revenue Code and the regulations thereunder. In making such determinations, the Committee may establish factors to take into account in implementing its discretion, including, but not limited to, achievement of business objectives and individual objectives, including the objectives established under the Executive Annual Incentive Plan, and, except in the case of the Award for the Chief Executive Officer of the Company, the recommendations of the Chief Executive Officer of the Company.

7.2. Maximum Award.  Notwithstanding the foregoing, the maximum Award payable to a Participant shall not exceed (a) the lesser of the Participant’s Award established pursuant to Article VI or $4 million, in the case of the Chief Executive Officer; and (b) the lesser of the Participant’s Award established pursuant to Article VI or $2 million, in the case of each Participant other than the Chief Executive Officer.

VIII. PAYMENT

Prior to the payment of any Award under the SEIP, the Committee shall certify in writing that all applicable material conditions for such Award, including the conditions set forth in Article V, Article VI and this Article VIII, have been satisfied. In making this certification, the Committee will be entitled to rely upon an appropriate officer’s certificate from the Company’s Chief Financial Officer. Subject to the immediately preceding sentence, payment of the individual Awards will be made in a lump sum cash payment no later than December 15 following the end of the Performance Year to which the Award relates.

IX. EFFECTIVE DATE; AMENDMENT OR TERMINATION

9.1. Effective Date.  The SEIP shall be effective for Performance Years beginning on and after October 1, 2016, provided that the SEIP receives shareholder approval at the Company’s 2017 Annual Meeting of Shareholders. If such shareholder approval is not obtained, any Awards granted to Participants shall be null and void.

9.2. Amendment or Termination.  The SEIP may be amended or revised at any time by the Committee and may be discontinued or terminated in whole or in part at any time by the Board of Directors of the Company, provided, however, that no amendment requiring shareholder approval under Section 162(m) of the Internal Revenue Code will be made without obtaining such shareholder approval. The SEIP will continue in operation until discontinued or terminated as herein provided.

X. MISCELLANEOUS

10.1. Neither the action of the Company in establishing the SEIP, nor any action taken by it or by the Committee under the provisions hereof, nor any provision of the SEIP, shall be construed as giving to any Participant the right to be retained in the employ of the Company or its Affiliates.

10.2. The Company may offset against any payments to be made to a Participant or his/her beneficiary under the SEIP any amounts owing to the Company or Affiliates from the Participant for any reason.

10.3. Nothing in the SEIP shall obligate the Company to set aside funds to pay for the Awards determined hereunder, or to pay Awards under the SEIP.

10.4. The validity, construction and effect of the SEIP or any incentive payment payable under the SEIP shall be determined in accordance with the laws of the State of Delaware.

10.5. The Company shall have the right to make all payments or distributions pursuant to the SEIP to a Participant, net of any applicable Federal, State and local taxes required to be paid or withheld. The Company shall have the right to withhold from wages, Award payments or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes.

10.6. The SEIP shall be binding upon and inure to the benefit of the Company and its successors and assigns.

Beacon Roofing Supply, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS NO. 1, NO. 2, NO. 3 AND NO. 5, AND "ONE YEAR" FOR PROPOSAL NO. 4 SET FORTH BELOW.

1. To elect the following nominees to serve until the 2018 annual meeting of shareholders or until their successors are duly elected and qualified (Proposal No. 1).

01 - Robert R. Buck
02 - Paul M. Isabella
03 - Carl T. Berquist
04 - Richard W. Frost
05 - Alan Gershenhorn
06 - Philip W. Knisely
07 - Robert M. McLaughlin
08 - Neil S. Novich
09 - Stuart A. Randle
10 - Douglas L. Young

☐ **Mark here to vote *FOR* all nominees**

☐ **Mark here to *WITHHOLD* vote from all nominees**

☐ **For all *EXCEPT*** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06	07	08	09	10
☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

6. In the proxies' discretion, on any other matters which may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 3 0 1 6 6 9 2

02HKLC

The undersigned hereby acknowledges receipt of (i) the Company's 2016 Annual Report to Shareholders, (ii) the Proxy Statement and (iii) the Notice of Annual Meeting dated January 6, 2017.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Beacon Roofing Supply, Inc.

**505 Huntmar Park Drive, Suite 300
Herndon, Virginia 20170**

PROXY FOR COMMON STOCK — 2017 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints **Paul M. Isabella** and **Joseph M. Nowicki**, and each of them, the proxy and true and lawful attorneys and agents for and in the name of the undersigned, with full power of substitution for and in the name of the undersigned, to vote all shares of common stock, par value $.01, of BEACON ROOFING SUPPLY, INC., a Delaware corporation (the "Company"), the undersigned is entitled to vote at the 2017 Annual Meeting of Shareholders of the Company to be held at Ritz-Carlton Naples, 280 Vanderbilt Beach Road, Naples, FL 34108 on Friday, February 10, 2017, at 8 a.m. local time, and at any and all adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS NO. 1, NO. 2, NO. 3 AND NO. 5, AND "ONE YEAR" FOR PROPOSAL NO. 4 AND IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES WITH RESPECT TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

Please vote, date and sign this proxy on the other side and return promptly in the enclosed envelope.